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                                                                     EXHIBIT 4.1

                       BORG-WARNER SECURITY CORPORATION

                               CREDIT AGREEMENT



          This CREDIT AGREEMENT is dated as of October 16, 1995 and entered into by and among BORG-WARNER SECURITY CORPORATION (formerly named Borg-Warner Corporation), a Delaware corporation ("COMPANY"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), NATIONSBANK, N.A. ("NATIONSBANK"), as Documentation Agent for Lenders (in such capacity, "DOCUMENTATION AGENT") and BANKERS TRUST COMPANY ("BANKERS"), as agent for Lenders (in such capacity, "AGENT").


                                R E C I T A L S
                                ---------------

          WHEREAS, Company is currently a party to a reducing revolving Credit Agreement dated as of January 27, 1993, as amended (the "Existing Revolving Credit Agreement"), with the lenders party thereto, as lenders, Bank of America Illinois, The Bank of New York and The Bank of Nova Scotia, as lead managers, CIBC Inc., NationsBank, N.A. "Carolinas" and Bankers, as Co-Agents, and Bankers, as Administrative Agent, providing for the making of revolving loans and the issuance of letters of credit of up to $178.1 million in the aggregate; to a Credit Agreement dated as of January 27, 1993, as amended (the "Existing L/C Agreement"), with the financial institutions party thereto and The Long-Term Credit Bank of Japan, Ltd. ("LTCB"), as Agent, providing for the issuance of up to $180 million in letters of credit; to a $50 million Term Loan Agreement dated as of September 24, 1991, as amended, with LTCB (the "LTCB Term Loan"); and to an off-balance sheet receivables purchase facility with Enterprise Funding Corporation (the "Existing Receivables Facility"), providing for the purchase of up to $100 million of receivables from the Company and its Subsidiaries;

          WHEREAS, Company has outstanding approximately $100 million in aggregate principal amount of 8% Senior Notes that mature April 1, 1996, issued pursuant to the Indenture dated as of January 15, 1983 between Company and Harris Trust and Savings Bank, as Trustee (the "Note Trustee"), as supplemented by the Supplemental Indenture dated as of December 31, 1987 between Company and the Note Trustee (the "Senior Notes");

          WHEREAS, Company desires that Lenders extend certain credit facilities to Company to enable Company to repay in full


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approximately $50 million in outstanding indebtedness under the LTCB Term Loan;
to redeem approximately $100 million in outstanding aggregate principal amount of Senior Notes at par plus accrued interest; and to provide liquidity to Company and its Subsidiaries for general corporate purposes;

          WHEREAS, to induce Lenders to make available to Company the credit facilities provided for in this Agreement, certain Subsidiaries of Company are willing to guaranty the obligations of Company with respect to the credit facilities provided by Lenders and are willing to pledge certain intercompany indebtedness; and

          WHEREAS, Company is willing to secure its obligations under this Agreement by pledging the capital stock of certain of its Subsidiaries;

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Agent agree as follows:


SECTION 1.  DEFINITIONS

1.1  CERTAIN DEFINED TERMS.

          The following terms used in this Agreement shall have the following meanings:

          "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the offered quotation (rounded upward to the nearest 1/100 of one percent) to first class banks in the interbank Eurodollar market by Bankers for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of Bankers for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 10:00 a.m. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).


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          "AFFECTED LENDER" has the meaning assigned to that term in subsection
2.6C.

          "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "AGENT" has the meaning assigned to that term in the introduction to this Agreement and includes any successor Agent appointed pursuant to subsection
8.5 and also means, as the context so requires, Collateral Agent.

          "AGREEMENT" means this Credit Agreement dated as of October 16, 1995, as it may be amended, supplemented or otherwise modified from time to time.

          "ALARM INSTALLATION COSTS" means the costs allocated to a subscriber installation in connection with the original installation of an alarm system, including without limitation all charges for materials and for the labor associated with such installation.

          "ALARM SERVICES CONTRACT SECURITIZATION FACILITY" means one or more off-balance sheet facilities providing for the sales of receivables, contracts and/or leases by Wells Fargo Alarm Services, Inc., BW-Canada Alarm (Wells Fargo) Corporation, and their respective wholly owned subsidiaries, the terms and conditions of which shall be satisfactory in form and substance to Requisite Lenders, as such Alarm Services Contract Securitization Facility may be amended, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

          "ASSET SALE" means the sale, lease, assignment or other transfer for value by Company or any of its Subsidiaries to any Person, whether in a single transaction or a series of related transactions (other than to Company or any of its Subsidiaries) of (i) any of the stock of any of Company's Subsidiaries; (ii) all or substantially all of the assets of any division or line of business of Company or any of its Subsidiaries; or (iii) any other assets or rights (including, without limitation, any assets that do not constitute substantially all of the assets or rights of any division or line of business of Company or any of its


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Subsidiaries) having a book value or market value in excess of $50,000, other than in each case (A) the sale in the ordinary course of business of personal property held for resale in the ordinary course of business of Company or any of its Subsidiaries, (B) the sale or discount of notes, accounts receivable, contracts, leases or other receivables to the extent sold or discounted in connection with the Existing Receivables Facility, the Receivables Bridge Facility and the New Receivables Facility and (C) the IT Exchange.

          "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit VIII annexed hereto.

          "AUDITOR'S LETTER" means a letter, substantially in the form of
Exhibit IX annexed hereto, acknowledged and agreed to by Company and Company's independent certified public accountants and delivered to Agent pursuant to subsection 3.1E.

          "BANKERS" has the meaning assigned to that term in the introduction to this Agreement.

          "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

          "BASE RATE" means, at any time, the higher of (x) the Prime Rate or
(y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

          "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

          "BORG-WARNER GUARANTOR SUBSIDIARIES" means the Borg-Warner Subsidiaries identified as such on Schedule 4.1 annexed hereto, such list in any event to include all Material Subsidiaries of Company excluding, however, any Subsidiaries constituting Foreign Entities the guaranty of which may cause adverse tax consequences for Company or may violate applicable laws.

          "BORG-WARNER PLEDGED SUBSIDIARIES" means the Borg-Warner Subsidiaries identified as such on Schedule 4.1 annexed hereto, such list in any event to include all Material Subsidiaries of Company and BPS Financial Services, Inc. excluding, however, any Subsidiaries constituting Foreign Entities to the extent that such pledge may cause adverse tax consequences for Company or may violate applicable laws.


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          "BORG-WARNER SUBSIDIARIES" means the Subsidiaries of Company which are listed on Schedule 4.1 annexed hereto.

          "BORG-WARNER SUBSIDIARY GUARANTY" means the Guaranty Agreement to be executed and delivered by the Borg-Warner Guarantor Subsidiaries, substantially in the form of Exhibit XII annexed hereto, as such Borg-Warner Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

          "BORG-WARNER SUBSIDIARY PLEDGE AGREEMENT" means the Pledge Agreement dated as of January 27, 1993 by and among the Borg-Warner Guarantor Subsidiaries and Collateral Agent, as such Borg-Warner Subsidiary Pledge Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

          "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Illinois or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close.

          "BW-OTHER CORPORATION GROUP" means Borg-Warner Equities Corporation, Borg-Warner Equities Corporation of California, Borg-Warner Equities Corporation of Monterey, Inc., NAL II, Ltd., Borg-Warner Insurance Holding Corporation and Centaur Insurance Company and any of their direct or indirect subsidiaries.

          "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "CASH" means money, currency or a credit balance in a Deposit Account.

          "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Services, a division of the McGraw Hill Companies


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("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

          "CASH PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale.

          "CENTAUR" means Centaur Insurance Company, an Illinois corporation and one of the BW-Other Corporation Group.

          "CENTAUR SETTLEMENT AMOUNT" means all amounts paid or contributed by Company to Centaur or directly or indirectly paid by Company on behalf of Centaur, in each case on or after the Closing Date for the purpose of settling litigation pending against Centaur or against Company but relating to Centaur, provided that the aggregate amount of all such payments does not exceed the amount disclosed in writing by Company to Agent and approved by Requisite Lenders as of the Closing Date.

          "CERTIFICATE RE NON-BANK STATUS" means a certificate in form and substance satisfactory to Agent delivered by a Lender to Agent pursuant to subsection 2.7B(iii) pursuant to which such Lender certifies that it is not (i) a "bank" as such term is defined in Section 881(c)(3) of the Internal Revenue Code; (ii) a 10% shareholder of Company within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Internal Revenue Code; or (iii) a "controlled" foreign corporation related to Company within the meaning of
Section 864(d)(4) of the Internal Revenue Code.

          "CLOSING DATE" means the date on or before October 31, 1995, on which the initial Loans are made.


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          "COLLATERAL" means, collectively, (i) the capital stock of the Borg-
Warner Pledged Subsidiaries pledged under the Pledge Agreements, (ii) the Intercompany Debt Obligations, and (iii) all other property, including proceeds, made subject to a Lien pursuant to the Collateral Documents.

          "COLLATERAL AGENT" means Bankers acting in the capacity of collateral agent under the applicable Collateral Documents on behalf of Lenders, the Persons party to the Intercreditor Agreement or who have signed an acknowledgment to the Intercreditor Agreement as provided therein and any holders (or a trustee on behalf of such holders) of Existing Indebtedness required to be equally and ratably secured with the Obligations.

          "COLLATERAL DOCUMENTS" means the Pledge Agreements and all other instruments or documents now or hereafter delivered by Company or any Borg-Warner Subsidiary in order to grant to Collateral Agent Liens on any Collateral.

          "COMMITMENT" means the commitment of a Lender to make a Loan to Company pursuant to subsection 2.1A, and "COMMITMENTS" means such commitments of all Lenders in the aggregate.

          "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

          "COMPANY COMMON STOCK" means the Common Stock and Non-Voting Common Stock of Company, each series with a par value $.01 per share.

          "COMPANY PLEDGE AGREEMENT" means the Pledge Agreement dated as of January 27, 1993 by and between Company and Collateral Agent, as such Company Pledge Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

          "COMPANY SECURITIES" means the Preferred Stock, $.01 par value per share, and Common Stock, collectively.

          "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit IV annexed hereto delivered to Agent and Lenders by Company pursuant to subsection 5.1(iv).

          "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property,


                                       7

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plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

          "CONSOLIDATED EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income excluding extraordinary items,
(ii) provisions for taxes based on income, (iii) Consolidated Interest Expense,
(iv) to the extent Consolidated Net Income has been reduced thereby, amortization expense, depreciation expense and other non-cash expenses, and (v) other non-cash items reducing Consolidated Net Income less non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for Company and its Consolidated Subsidiaries in conformity with GAAP.

          "CONSOLIDATED EXCESS CASH FLOW" means, for any period, the sum of (x) Company's "net cash provided by (used in) operating activities" plus (y) Company's "net cash provided by (used in) investing activities," such amounts to be determined in a manner consistent with Company's practices as of the date of this Agreement for the preparation of its consolidated statement of cash flows as reflected on Exhibit XIV annexed hereto with such changes as may be required in accordance with GAAP or as may be approved by Requisite Lenders, minus, without duplication, (i) voluntary and scheduled repayments of Funded Debt made by Company which result in a permanent reduction of Company's Indebtedness and
(ii) to the extent such amounts have been included in the foregoing clauses (x) and (y), amounts equal to Net Cash Proceeds of Asset Sales applied to the prepayment of Loans pursuant to subsection 2.4B(ii)(a).

          "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Consolidated Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Consolidated Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and with respect to any sale, discount or other financing of receivables and net costs under Interest Rate Agreements but excluding, however, the amortization of the costs of issuance and original issuance discount related to the 9 1/8% Subordinated Notes, any amounts referred to in subsection 2.3 payable to Agent and Lenders on or before the Closing Date and any other similar financing costs payable in connection with the amendments to the Existing L/C Agreement, the Existing Revolving Credit Agreement or the Receivables Facilities which are capitalized by Company.


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          "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Consolidated Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan.

          "CONSOLIDATED NET WORTH" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Company and its Consolidated Subsidiaries on a consolidated basis calculated in conformity with GAAP, excluding all effects of foreign currency exchange adjustments under FASB No. 52.

          "CONSOLIDATED SUBSIDIARIES" means all Subsidiaries of Company consolidated in accordance with GAAP other than BW-Other Corporation Group.

          "CONSOLIDATED WORKING CAPITAL" means, as of any date of determination, the excess of current assets, excluding Cash and Cash Equivalents, over current liabilities, excluding therefrom the current portion of Funded Debt, of Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be


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complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, and (b) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another, or (z) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, if in the case of any agreement described under subclauses (x) or (y) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

          "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "DIVISION" shall mean any of the guard services, alarm services, armored transport services or courier services business units of Company.

          "DOCUMENTATION AGENT" has the meaning assigned to that term in the introduction to this Agreement.

          "DOLLARS" and the sign "$" mean the lawful money of the United States of America.


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          "DRAFT INFORMATION MEMORANDUM" means the October 7, 1995 draft
Preliminary Offering Memorandum (together with changed pages thereto dated October 12 and 13, 1995) describing up to $120,000,000 of trade receivables backed certificates to be issued by BPS Financial Services, Inc., a wholly-owned limited-purpose receivables subsidiary of Company, as such Draft Information Memorandum may be amended or supplemented by materials distributed to all Lenders prior to the Closing Date or which are otherwise approved by Requisite Lenders after the Closing Date, which materials are specifically identified as amendments or supplements to such Draft Information Memorandum.

          "ELIGIBLE ASSIGNEE" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies; and (B) any Lender and any Affiliate of any Lender; provided that no Affiliate of Company shall be an Eligible Assignee.

          "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by any Loan Party or any of its ERISA Affiliates.

          "ENVIRONMENTAL CLAIM" means any written accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Company, any of its Subsidiaries, any of their respective Affiliates or any Facility.

          "ENVIRONMENTAL LAWS" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Federal Water Pollution Control Act ( 33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.
(S) 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. (S)136 et seq.), the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. (S) 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          "ERISA AFFILIATE", as applied to any Person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is a member;
(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or its Subsidiaries and with respect to liabilities of a former ERISA Affiliate that arise after such period and for which Company or its Subsidiaries could be liable under the Internal Revenue Code or ERISA.

          "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by a Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on a Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by a Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by a Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(viii) the occurrence of an act or omission which could give rise to the imposition on a Loan Party or any of its ERISA Affiliates of any material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof for which any Loan Party or any of its ERISA Affiliates may be liable, or against any Loan Party or any of its ERISA Affiliates in connection with any such plan which could reasonably be expected to be successful; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under
Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code if the resulting fines, penalties and related charges could reasonably be expected to be material; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

          "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

          "EVENT OF DEFAULT" means each of the events set forth in Section 7.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "EXISTING L/C AGREEMENT" has the meaning assigned to that term in the introduction to this Agreement, as such Existing L/C Agreement may hereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

          "EXISTING INDEBTEDNESS" means outstanding Indebtedness of Company and its Consolidated Subsidiaries listed in Schedule 6.1 annexed hereto.

          "EXISTING RECEIVABLES FACILITY" has the meaning assigned to that term in the introduction to this Agreement, as such Existing Receivables Facility may hereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

          "EXISTING REVOLVING CREDIT AGREEMENT" has the meaning assigned to that term in the introduction to this Agreement, as such Existing Revolving Credit Agreement may hereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

          "FACILITY" OR "FACILITIES" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

          "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

          "FINAL PRO RATA SHARE" means, with respect to each Lender, the percentage obtained by dividing (x) the Loan Exposure of that Lender by (y) the aggregate Loan Exposure of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to subsection 9.1.

          "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

          "FOREIGN ENTITY" means any Subsidiary of Company or Joint Venture of Company either (i) more than 80% of the sales, earnings or assets (determined on a consolidated basis) of which are located or derived from operations outside of the United States of America or (ii) which is a "controlled foreign corporation" within the meaning of Section 952 of the Internal Revenue Code.

          "FUNDED DEBT", as applied to any Person, means all Indebtedness of that Person which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of the debtor to a date more than one year from (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

          "FUNDED PRO RATA SHARE" means, as of any date of determination, with respect to each Lender, the percentage obtained by dividing (x) the outstanding principal amount of the Loans of that Lender on such date by (y) the aggregate outstanding principal amount of all Loans of all Lenders on such date.

          "FUNDING AND PAYMENT OFFICE" means the office of Agent located at One Bankers Trust Plaza, New York, New York.

          "FUNDING PERCENTAGE" means the percentage set forth opposite each Lender's name on Part A of Schedule 2.1 annexed hereto with respect to each drawing to be made hereunder, which percentage shall be used to determine the Loans to be made by each Lender to Company with respect to such drawing, as such percentage may be adjusted by assignments permitted pursuant to subsection 9.1.

          "FUNDING DATE" means the date of the funding of a Loan.

          "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

          "GUARANTOR" means the Borg-Warner Guarantor Subsidiaries under the applicable Loan Guaranty.

          "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

          "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

          "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements constitute Contingent Obligations and not Indebtedness.

          "INDEMNITEE" has the meaning assigned to that term in subsection 9.3.

          "INDUSTRY STANDARDS" has the meaning assigned to that term in subsection 5.4.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

          "INTERCOMPANY DEBT OBLIGATIONS" means (i) the obligation evidenced by that certain promissory note issued by Borg-Warner Protective Services Corporation (formerly BPS Guard Services, Inc.) to Company, (ii) the intercompany promissory notes permitted pursuant to subsection 6.1(ii)(b) and
(iii) any intercompany promissory notes issued to Material Subsidiaries under the Receivables Facilities.

          "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement dated as of January 27, 1993 among Collateral Agent, the other parties signatory thereto and such other Persons who have signed an acknowledgment to the Intercreditor Agreement, as such Intercreditor Agreement may hereafter be amended, supplemented or modified from time to time to the extent permitted under this Agreement.

          "INTEREST COVERAGE RATIO" means the ratio of Consolidated EBITDA to Consolidated Interest Expense.

          "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

          "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

          "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in interest rates; provided that the counterparty to any such agreement shall be a Lender, a bank under the Existing L/C Agreement, a lender under the Existing Revolving Credit Agreement or any of their respective Affiliates or ML & Co. or any of its Affiliates or any other Person reasonably acceptable to Agent and Requisite Lenders; provided further that the calculation of payments for early termination shall be made on a reasonable basis in accordance with customary industry practices; and provided still further that all such payments (guarantied and unguarantied) shall constitute Indebtedness.

          "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

          "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, or (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "IT EXCHANGE" means the transfer to a third party of the information technology assets, including hardware, software and communications assets of any or all of Wells Fargo Alarm Services, Inc., Borg-Warner Protective Services Corporation or Company, in exchange for services to be provided by such third party or its affiliates.

          "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1.

          "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "LOAN OR LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A.

          "LOAN DOCUMENTS" means this Agreement, the Notes, the Loan Guaranties, the Collateral Documents and the Intercreditor Agreement.

          "LOAN EXPOSURE" means, with respect to any Lender as of any date of determination, (i) prior to the termination of all of a Lender's Commitment, that Lender's Commitment (or any portion thereof that has not been terminated) plus the outstanding principal amount of the Loans of that Lender, and (ii) after the termination of all of a Lender's Commitment, the outstanding principal amount of the Loans of that Lender.

          "LOAN GUARANTIES" means the Borg-Warner Subsidiary Guaranty.

          "LOAN PARTIES" means Company and the Borg-Warner Subsidiaries, collectively.

          "LTCB TERM LOAN" has the meaning assigned to that term in the introduction to this Agreement.

          "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, prospects or condition (financial or otherwise) of Company and its Consolidated Subsidiaries taken as a whole or (ii) the material impairment of the ability of any Loan Party to perform its obligations under any Loan Document or of any Agent or any Lender to enforce or collect the Obligations, including the obligation of any Loan Party to perform its guaranty of the Obligations.

          "MATERIAL SUBSIDIARY" means (i) each Subsidiary of Company identified as a "Material Subsidiary" on Schedule 4.1 annexed hereto; (ii) any other Subsidiary of Company now existing or hereafter acquired or formed by Company which (x) for the most recent fiscal year of Company commencing on or after January 1, 1994 accounted for more than 3% of the consolidated revenues of Company, or (y) as at the end of such fiscal year, was the owner of more than 3% of the consolidated assets, all as shown on the consolidated financial statements of Company for such fiscal year; and (iii) any other Subsidiary so designated by Company, by an Officers' Certificate delivered to Agent, together with the documents required pursuant to subsection 5.11.

          "ML & CO." or "ML" means Merrill Lynch & Co., Inc., a Delaware corporation.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan", as defined in
Section 3(37) of ERISA, to which any Loan Party or any of its ERISA Affiliates is contributing, or ever has contributed, or to which any Loan Party or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

          "NET CASH PROCEEDS" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale including (i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

          "NEW RECEIVABLES FACILITY" means an off-balance sheet receivables financing facility, the terms and conditions of which are substantially as set forth in the Draft Information Memorandum and the proceeds of which are to be used to refinance the Existing Receivables Facility or the Receivables Bridge Facility; provided that notwithstanding anything to the contrary contained in the Draft Information Memorandum, (i) the aggregate principal amount of the New Receivables Facility shall not be less than $100 million; (ii) the interest rate payable by Company or its Subsidiaries with respect to the New Receivables Facility, if variable, shall not exceed the Adjusted Eurodollar Rate plus 2.75% per annum and, if fixed, shall not exceed the lesser of the swapped equivalent of such variable rate (determined as of the date on which a final Offering Memorandum for the New Receivables Facility is printed) or 12% per annum; and
(iii) Pre-Bill Receivables shall not be required to be included as Eligible Receivables (as such terms are defined in the Draft Information Memorandum), as such New Receivables Facility may be amended, supplemented or modified from time to time to the extent permitted under this Agreement.

          "9 1/8% SUBORDINATED NOTES" means Company's $150,000,000 in initial aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2003.

          "9 1/8% SUBORDINATED NOTE INDENTURE" means the indenture pursuant to which the 9 1/8% Subordinated Notes were issued, as such indenture may be amended from time to time to the extent permitted under this Agreement.

          "NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 9.1B(i) in connection with assignments of the Commitments or Loans of any Lenders, in each case, substantially in the form of Exhibit III annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

          "NOTICE OF BORROWING" means a notice substantially in the form of
Exhibit I annexed hereto delivered by Company to Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

          "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

          "OBLIGATIONS" means all obligations of every nature of Company and its Subsidiaries from time to time owed to Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise. Time is of the essence in the performance of all Obligations, except as otherwise expressly provided in this Agreement.

          "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer), its chief executive officer, its president or one of its vice presidents and by its chief financial officer, its chief accounting officer, its treasurer or assistant treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of the Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

          "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

          "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "PERMITTED ENCUMBRANCES" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

          (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

          (v) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

          (vi) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company and its Consolidated Subsidiaries, taken as a whole;

          (vii) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b);

          (viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement; and

          (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

          "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "PLEDGE AGREEMENTS" means the Company Pledge Agreement and the Borg-Warner Subsidiary Pledge Agreement; provided that none of Company or any Borg-Warner Subsidiary shall be required to pledge more than 65% of the shares of capital stock of any Subsidiary which is a Foreign Entity or be required to guaranty any of the Loans or pledge the shares of capital stock of any Subsidiary otherwise required to be pledged as collateral to the extent that such guaranty or pledge would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Internal Revenue Code that would trigger an increase in income of any United States shareholder of the guarantor or pledgor of such collateral pursuant to Section 951 (or a successor provision) of the Internal Revenue Code.

          "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          "PRIME RATE" means the rate that Bankers announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "RECEIVABLES BRIDGE COMMITMENT LETTER" means the commitment letter dated October 13, 1995, among Bankers Trust Company, Company and BPS Financial Services, Inc., with respect to Bankers Trust Company's commitment to provide the Receivables Bridge Facility.

          "RECEIVABLES BRIDGE FACILITY" means an off-balance sheet receivables bridge facility, the terms and conditions of which are substantially as set forth in the Draft Information Memorandum, with such differences as are in the "Summary of

Certain Differences Between Receivables Bridge Facility and Receivables Refinancing" annexed as Annex B to the Receivables Bridge Commitment Letter excluding the preamble to such Summary, or such other differences as are more favorable to the Company and its Subsidiaries, the proceeds of which are used to refinance the Existing Receivables Facilities, as such Receivables Bridge Facility may be amended, supplemented or modified from time to time to the extent permitted under this Agreement.

          "RECEIVABLES FACILITIES" means and includes the Existing Receivables Facility, the Receivables Bridge Facility, the New Receivables Facility and the Alarm Services Contract Securitization Facility, in each case as such facilities may be amended from time to time to the extent permitted under this Agreement.

          "REGISTER" has the meaning assigned to that term in subsection 2.1D.

          "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

          "REQUISITE LENDERS" means Lenders having or holding 66 2/3% of the sum of the aggregate Loan Exposure of all Lenders.

          "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance

(including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

          "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "SENIOR NOTES" has the meaning assigned to that term in the introduction to this Agreement.

          "SENIOR NOTE REFINANCING FUNDING DATE" means the date occurring on or after March 15, 1996 and on or prior to April 1, 1996, on which the Company requests that Loans be made available for the purpose of redeeming or repaying the Senior Notes in full.

          "SOLVENT" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "STONINGTON" means Stonington Partners, L.P., a Delaware limited partnership.

          "SUBORDINATED INDEBTEDNESS" means (i) the Indebtedness of Company evidenced by the 9 1/8% Subordinated Notes and (ii) any other Indebtedness of Company subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Agent and Requisite Lenders.

          "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

          "TRANSACTION COSTS" means the fees, costs and expenses payable by Company pursuant hereto and other fees, costs and expenses payable by Company or any of its Subsidiaries in connection with the transactions contemplated hereby and the related financings.

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

          For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii), (iii) and (xiii) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 5.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall (i) utilize accounting principles in conformity with those used to prepare the financial statements included in Company's Report on Form 10-K for the fiscal year ended December 31, 1994 or
(ii) if any amendments to the provisions set forth in Sections 1, 5 or 6 are made pursuant to negotiations conducted by operation of the following sentence, accounting principles and policies in effect at the time of the effectiveness of such amendments. Notwithstanding the foregoing, if any changes in accounting principles from those used in the preparation of the financial statements included in Company's Report on Form 10-K for the fiscal year ended December 31, 1994 hereafter occasioned by the promulgation of rules, regulations, pronouncements or opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in Sections 1, 5 or 6 hereof, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating Company's financial condition shall be the same after such changes as if such changes had not been made. During the period of such negotiations, but in no event for a period longer than 30 days, Company shall not be required to deliver the additional financial statements required pursuant to subsection 5.1(v). After the parties agree on amendments to the provisions of Sections 1, 5 or 6 necessitated by such changes, Company shall not be required to deliver the additional financial statements required pursuant to subsection 5.1(v) with respect to such changes.

1.3  OTHER DEFINITIONAL PROVISIONS.

          References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

SECTION 2.     AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1  COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES.

     A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to lend to Company the amounts described below. LTCB hereby agrees to lend to Company on the Closing Date an amount not exceeding its Funding Percentage of the first $50,000,000 of any borrowing requested by Company pursuant to subsection 2.1B on such date which funds shall be used by Company for the purposes identified in the first sentence of subsection 2.5A. Immediately upon such funding, each Lender severally agrees to lend to Company on the Closing Date an amount not exceeding its respective Funding Percentage of up to $40,000,000 in accordance with any borrowing requested by Company on such date pursuant to subsection 2.1B, which funds shall be used by Company for the purposes identified in the second sentence of subsection 2.5A. Upon the earlier to occur of the funding of the Receivables Bridge Facility or the New Receivables Facility, CIBC INC. agrees to lend to Company an amount equal to its Funding Percentage of $10,000,000 as requested by Company pursuant to subsection 2.1B after the Closing Date and prior to the Senior Note Refinancing Funding Date for the purposes identified in the second sentence of subsection 2.5A. Each Lender severally agrees to lend to Company on the Senior Note Refinancing Funding Date an amount not exceeding its Funding Percentage of up to $100,000,000 of any borrowing requested by Company pursuant to subsection 2.1B on such date which funds shall be used by Company for the purposes identified in the third sentence of subsection 2.5A. The amount of each Lender's Commitment is set forth opposite its name on Part B of Schedule 2.1 annexed hereto and the aggregate amount of the Commitments is $200,000,000; provided that the Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to subsection 9.1. Each Lender's Commitment shall expire immediately and without further action (i) on October 31, 1995, if the initial Loans to be made on the Closing Date are not made on or before October 31, 1995 and (ii) on the Senior Note Refinancing Funding Date (but in any event on April 2, 1996) with respect to each Lender's Commitment to fund its Funding Percentage on the Senior Note Refinancing Funding Date. Amounts borrowed under this subsection 2.1A and subsequently repaid or prepaid may not be reborrowed.

     B. BORROWING MECHANICS. Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples thereof in excess of that amount; provided that Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Whenever Company desires that Lenders make Loans it shall deliver to Agent a Notice of Borrowing no later than 12:00 Noon (New York time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of Loan requested, (iii) in the case of the Loans made on the Closing Date, that such Loans shall be Base Rate Loans, (iv) in the case of the Loans made on the Senior Note Refinancing Funding Date, whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Agent on or before the applicable Funding Date.

          Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

          Company shall notify Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

     C. DISBURSEMENT OF FUNDS. The Loans under this Agreement shall be made by the Lenders funding such drawing simultaneously and proportionately to their respective Funding Percentages for such drawing as set forth on Schedule 2.1, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to Agent not later than 12:00 Noon (New York time) on the applicable Funding Date in same day funds in Dollars, at the Funding and Payment Office. Upon satisfaction or waiver of the conditions precedent specified in subsections 3.1 (in the case of Loans made on the Closing
Date) and 3.2 (in the case of all Loans), Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

          Unless Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Agent the amount of such Lender's Loan requested on such Funding Date, Agent may assume that such Lender has made such amount available to Agent on such Funding Date and Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the customary rate set by Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

     D.   THE REGISTER.

          (i) Agent shall maintain on behalf of Company and Lenders, at its address referred to in subsection 9.8, a register for the recordation of the names and addresses of Lenders and the Commitment and Loan of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (ii) Agent shall record in the Register the Commitment and Loan from time to time of each Lender and each repayment or prepayment in respect of the principal amount of the Loan of each Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of the applicable Loan.

          (iii) Each Lender shall record on its internal records (including, without limitation, the Note held by such Lender) the amount of the Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of the applicable Loan; and provided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

          (iv) Company, Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Agent and recorded in the Register as provided in subsection 9.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitment or Loan.

          (v) Company hereby designates Bankers to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent Bankers serves in such capacity, Bankers and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 9.3.

     E. NOTES. Company shall execute and deliver on the Closing Date (i) to each Lender (or to Agent for that Lender) a Note substantially in the form of
Exhibit III annexed hereto to evidence that Lender's Loan, in the principal amount of that Lender's Loan and with other appropriate insertions.


2.2  INTEREST ON THE LOANS.

     A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate, as the case may be. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

          Subject to the provisions of subsections 2.2E and 2.7, the Loans shall bear interest through maturity as follows:

          (i) if a Base Rate Loan, then at the sum of the Base Rate plus 2.25% per annum; or

          (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus 3.25% per annum.

     B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period or, if available, a nine month period; provided that:

          (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

          (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

          (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

          (v) no Interest Period with respect to any portion of the Loans shall extend beyond December 31, 1998;

          (vi) no Interest Period with respect to any portion of the Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of the Loans unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans plus (b) the aggregate principal amount of Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Loans on such date;

          (vii) there shall be no more than four Interest Periods outstanding at any time; and

          (viii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

     C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

     D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto; and provided, further that no Loan may be made as or converted into a Base Rate Loan during the period from December 24 of any year to and including January 7 of the immediately succeeding year for the purpose of investing in securities bearing interest at a rate determined by reference to any other basis for the purpose of arbitrage or speculation.

          Company shall deliver a Notice of Conversion/Continuation to Agent no later than 1:00 P.M. (New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate
Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/ Continuation to Agent on or before the proposed conversion/continuation date.

          Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

     E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

     F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.


2.3  FEES.

     A. COMMITMENT FEES. Company agrees to pay to Agent, for distribution to each Lender in proportion to the percentage which that Lender's undrawn Commitment represents to the aggregate of all Lenders' undrawn Commitments, commitment fees for the period from and including the Closing Date to and excluding the Senior Note Refinancing Funding Date equal to the aggregate undrawn Commitments multiplied by .50% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Senior Note Refinancing Funding Date.

     B. OTHER FEES. Company agrees to pay to Agent such other fees in the amounts and at the times separately agreed upon between Company and Agent. After receipt of such other fees from Company, Agent agrees to pay to each Lender such portion of such other fees in the amounts and at the times as have been separately agreed upon in writing between Agent and such Lender.


2.4  REPAYMENTS AND PREPAYMENTS; GENERAL PROVISIONS REGARDING PAYMENTS.

     A. SCHEDULED PAYMENTS OF LOANS. Company shall repay the entire amount of the Loans and all other amounts owed hereunder with respect to the Loans on December 31, 1998.

     B.   PREPAYMENTS.

          (i) Voluntary Prepayments. Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Agent by 1:00 P.M. (New York time) on the date required and, if given by telephone, promptly confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess of that amount for Eurodollar Rate Loans or an aggregate minimum amount of $1,000,000 and integral multiples thereof in excess of that amount for Base Rate Loans; provided, however, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iii).

          (ii)  Mandatory Prepayments.

               (a) Prepayments from Asset Sales. No later than the second Business Day following the date of receipt by Company or any of its Subsidiaries of Cash Proceeds of any Asset Sale, Company shall prepay the Loans in an amount equal to the Net Cash Proceeds of such Asset Sale; provided however, that with respect to Net Cash Proceeds from the sale of receivables, contracts and/or leases under the Alarm Services Contract Securitization Facility, Company shall not be required to make any prepayment of the Loans pursuant to this subsection 2.4B(ii)(a) out of the Net Cash Proceeds of such Asset Sale in excess of the first $25,000,000 of such Net Cash Proceeds and, with respect to the first $25,000,000 of such Net Cash Proceeds, Company shall apply such Net Cash Proceeds pro rata to the prepayment of the Loans and the loans outstanding under the Existing Revolving Credit Agreement; provided further that so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company and its Subsidiaries shall not be required to apply the Net Cash Proceeds of any Asset Sale to the mandatory prepayment of the Loans pursuant to this subsection 2.4B(ii)(a) to the extent that (A) such Net Cash Proceeds have been or will be reinvested in like assets or in other assets used in the business of Company and its Consolidated Subsidiaries within six months of such sale; provided that the aggregate amount of Net Cash Proceeds excluded from application to the mandatory prepayment of the Loans pursuant to this clause (A) does not exceed $5,000,000 in the aggregate, or (B) such Net Cash Proceeds are less than $1,000,000 or are proceeds from the sale of non-earning assets; provided that the aggregate amount of Net Cash Proceeds excluded from application to the mandatory prepayment of the Loans pursuant to this clause (B) does not exceed $5,000,000 in the aggregate. Concurrently with any prepayment of the Loans pursuant to this subsection 2.4B(ii)(a), Company shall deliver to Agent an Officers' Certificate demonstrating the derivation of the Net Cash Proceeds of the correlative Asset Sale from the gross sales price thereof. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iii).

               (b) Prepayments Due to Reversion of Surplus Assets of Pension Plans. On the date of return to Company or any of its Subsidiaries of any surplus assets of any pension plan of Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate for all such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof, Company shall prepay the Loans in an amount equal to 100% of such net returned surplus assets (the "NET REVERSION AMOUNT"). Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iii).

               (c) Prepayments Due to Issuance of Debt Securities. Without duplication of the amounts paid pursuant to subsection 2.4B(ii)(f), no later than the first Business Day following the date of receipt by Company or any of its Subsidiaries of the cash proceeds (net of underwriting discounts, similar placement fees and commissions and other reasonable costs and expenses associated therewith) from the issuance of any bonds, notes, debentures or other issuances of similar debt Securities of Company or any such Subsidiary, excluding in any event the proceeds of any issuance of debt permitted pursuant to subsections 6.1(i)-(xi), Company shall prepay the Loans in an amount equal to such net cash proceeds. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iii).

               (d) Prepayments Due to Issuance of Equity Securities. Without duplication of the amounts paid pursuant to subsection 2.4B(ii)(f), on the date of receipt by Company of the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) from the issuance of any equity Securities of Company, including without limitation additional issuances of Company Common Stock (other than issuances to employees or directors pursuant to the Borg-Warner Security

          Corporation Management Stock Option Plan or 1993 Stock Option Plan, as such plans may be amended from time to time, or any other employee or director stock option, incentive, purchase, retirement, savings or similar plan), Company shall prepay the Loans in an amount equal to such net cash proceeds. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iii).

               (e) Prepayments Due to Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year, within 90 days after the last day of such Fiscal Year Company shall prepay the Loans in an amount equal to 75% of such Consolidated Excess Cash Flow. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iii).

               (f) Prepayments Due to Financial Performance. In the event that as of the last day of each fiscal quarter, commencing with the fiscal quarter ended March 31, 1997, Company has not achieved an Interest Coverage Ratio for the four consecutive fiscal quarters ending on such date of not less than 2.5 to 1.00 and has not achieved Consolidated EBITDA for the four consecutive fiscal quarters ending on such date of not less than $160,000,000, no later than the 120th day after such date Company shall prepay the Loans in an amount equal to $150,000,000; provided however that to the extent Company makes an asset sale or issues debt or equity Securities in order to make such prepayment, the net cash proceeds in excess of $150,000,000 shall be payable pursuant to subsections 2.4B(ii)(a), (c) or (d), as applicable. Any such mandatory prepayment shall be applied as specified in subsection 2.4B(iii).

          (iii) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of the Loans shall reduce the scheduled payment of the Loans set forth in subsection 2.4A and shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

     C.   GENERAL PROVISIONS REGARDING PAYMENTS.

          (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder, under the Notes and under the other Loan Documents shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Agent not later than 12:00 Noon (New York time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Agent to charge its accounts with Agent in order to cause timely payment to be made to Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

          (ii) Application of Payments to Principal and Interest. Except as otherwise provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

          (iii) Apportionment of Payments. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Funded Pro Rata Shares. Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Funded Pro Rata Share of all such payments received by Agent and its pro rata share of the commitment fees when received by Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/ Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Funded Pro Rata Share of any Eurodollar Rate Loans, Agent shall give effect thereto in apportioning payments received thereafter.

          (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

          (v) Notation of Payment. Each Lender agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of the Loan evidenced by that

     Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of the Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to such Loan or any payments of principal or interest on such Note.


2.5  USE OF PROCEEDS.

     A. LOANS. The proceeds of the first drawing made on the Closing Date shall be applied by Company on the Closing Date to repay in full $50,000,000 in outstanding principal amount of Indebtedness under the LTCB Term Loan. The proceeds of the other Loans made on the Closing Date and any date other than the Senior Note Refinancing Funding Date shall be applied by Company to reduce the outstanding indebtedness under the Existing Revolving Credit Agreement, without any concomitant reduction in commitments thereunder. The proceeds of the Loans made on the Senior Note Refinancing Funding Date shall be applied on the Senior Note Refinancing Funding Date to redeem or repay in full Company's outstanding 8% Senior Notes at par plus accrued interest thereon.

     B. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.


2.6  SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

          Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York time) on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

     B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/ Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

     C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall promptly give notice (by telefacsimile or by telephone confirmed in writing) to Company and Agent of such determination (which notice Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/ Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/ Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Agent shall promptly transmit to each other Lender).
Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

     D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

     E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

     F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

     G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default,
(i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.


2.7  INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

     A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B, in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

          (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loan hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     B.   WITHHOLDING OF TAXES.

          (i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

          (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Agent or any Lender under any of the Loan Documents:

               (a) Company shall notify Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

               (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Agent or such Lender, as the case may be) on behalf of and in the name of Agent or such Lender;

               (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

               (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

     provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

          (iii)  Evidence of Exemption from U.S. Withholding Tax.

               (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

               (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, such Lender shall (1) deliver to Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224 or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) immediately notify Agent and Company of its inability to deliver any such forms, certificates or other evidence.

               (c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of subsection 2.7B(iii)(a); provided that if such Lender shall have satisfied such requirements on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

     C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loan or Commitment or other obligations hereunder to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8  OBLIGATION OF LENDERS TO MITIGATE.

          Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loan of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, fund or maintain the Commitment of such Lender or the affected Loan of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Commitment or Loan through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitment or Loan or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Agent) shall be conclusive absent manifest error.

SECTION 3.     CONDITIONS TO LOANS

          The obligations of Lenders to make the Loans hereunder are subject to the satisfaction of all of the following conditions.

3.1  CONDITIONS TO LOANS MADE ON THE CLOSING DATE.

          The obligations of Lenders to make the Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 3.2, subject to prior or concurrent satisfaction of the following conditions:

     A. COMPANY DOCUMENTS. On or before the Closing Date, Company shall deliver or cause to be delivered to Lenders (or to Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Closing
Date:

          (i) Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the State of Delaware and each other state in which it is qualified as a foreign corporation to do business and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states (or in lieu of such certificate as to the payment of such taxes, an Officers' Certificate to such effect), each dated a recent date prior to the Closing Date;

          (ii) Copies of its Bylaws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

          (iii) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement, the other Loan Documents and the related amendments to the Existing Revolving Credit Agreement and the Existing L/C Agreement, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

          (iv) Signature and incumbency certificates of its officers executing this Agreement, the other Loan Documents to which it is to be a party, the Notes and the related amendments to the Existing Revolving Credit Agreement and the Existing L/C Agreement;

          (v) Executed originals of this Agreement, the Notes (duly executed in accordance with subsection 2.1E, drawn to the order of each Lender and with appropriate insertions), the other Loan Documents and the related amendments to the Existing Revolving Credit Agreement and the Existing L/C Agreement; and

          (vi) Such other documents as Agent or Requisite Lenders may reasonably request.

     B. SUBSIDIARY DOCUMENTS. On or before the Closing Date, each of the Borg-Warner Guarantor Subsidiaries that are Material Subsidiaries and each of the other Borg-Warner Subsidiaries that are Material Subsidiaries shall execute and deliver to Lenders (or to Agent for Lenders with sufficient originally executed copies for each Lender and Agent's counsel), each, unless otherwise noted, dated the Closing Date:

          (i) Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the State of Delaware and each other state in which its headquarters office is located and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states (or in lieu of such certificate as to the payment of such taxes, an Officers' Certificate to such effect), each dated a recent date prior to the Closing Date;

          (ii) Copies of its Bylaws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

          (iii) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of the Loan Documents to which such Material Subsidiary is a party, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

          (iv) Signature and incumbency certificates of its officers executing the other Loan Documents to which it is to be a party;

          (v) Executed originals of the Loan Documents to which it is a party;
     and

          (vi) Such other documents as Agent or Requisite Lenders may reasonably request.

     C. OPINIONS OF COMPANY'S COUNSEL. Lenders and their respective counsel shall have received originally executed copies of one or more favorable written opinions of Wachtell Lipton Rosen & Katz and of Edwin L. Lewis, counsel for Company, in form and substance reasonably satisfactory to Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit V and Exhibit VI annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request.

     D. OPINIONS OF AGENT'S COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers, counsel to Agent, dated as of the Closing Date, substantially in the form of
Exhibit VII annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request.

     E.   AUDITOR'S LETTER.  Agent shall have received an executed Auditor's
Letter.

     F. FEES. Company shall have paid to Agent, for distribution (as appropriate) to Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3. Agent shall have paid to each Lender such fees as Agent shall have agreed to pay such Lender on the Closing Date.

     G. CORPORATE STRUCTURE. The corporate, capital and ownership structure of Company and its Subsidiaries shall be satisfactory to Agent and Requisite Lenders in all respects. Company shall have delivered to Agent an Officers' Certificate setting forth the calculation of the tangible asset value of the Material Subsidiaries as set forth as of June 30, 1995, in subsection 4.1D.

     H. RECEIVABLES FACILITIES. On or before the Closing Date, Company and Bankers Trust Company shall have executed and delivered the Receivables Bridge Commitment Letter and such Receivables Bridge Commitment Letter shall be in full force and effect.

     I. AMENDMENT OF EXISTING REVOLVING CREDIT AGREEMENT. On or prior to the Closing Date, the Company and the requisite lenders under the Existing Revolving Credit Agreement shall have amended the Existing Revolving Credit Agreement to permit the transactions contemplated by this Agreement, which amendment shall be satisfactory in form and substance to Agent and Requisite Lenders.

     J. AMENDMENT OF EXISTING L/C AGREEMENT. On or prior to the Closing Date, Company and the letter of credit banks under the Existing L/C Agreement shall have amended the Existing L/C Agreement, including without limitation to extend the maturity thereof to December 31, 1998, to decrease the commitment level thereunder to $155,000,000 and to permit the transactions contemplated by this Agreement, which amendment shall be satisfactory in form and substance to Agent and Requisite Lenders.

     K. REFINANCING OF LTCB TERM LOAN. Concurrently with the funding of the first drawing on the Closing Date, Company shall have repaid in full all amounts outstanding under the LTCB Term Loan. Company shall have terminated any commitments to lend thereunder and all security therefor will be released from all liens and pledges created under or pursuant to the LTCB Term Loan.

     L. CONSENTS AND APPROVALS; REPAYMENT OF EXISTING DEBT. The Company shall have obtained all such consents, waivers, amendments, approvals and the like as may be required from the Company's existing lenders to permit the borrowings under this Agreement and all related transactions and shall otherwise be in compliance with such agreements. On or prior to the Closing Date, Company shall have terminated its Line of Credit Agreement with Bankers Trust Company dated June 28, 1995, as amended, and shall have repaid in full all amounts outstanding, if any, thereunder.

     M. SECURITY INTEREST. Company shall have taken or caused to be taken such actions in such a manner so that Collateral Agent, on behalf of Lenders, has a valid and perfected, first priority security interest in the entire Collateral (except to the extent any such security interest cannot be granted under applicable laws). Such actions shall include, without limitation: (1) execution by Agent, as an Additional Obligee (as defined in the Intercreditor Agreement) and by Pledgors of an acknowledgment to the Intercreditor Agreement and the delivery of such acknowledgment to Collateral Agent; (2) the delivery pursuant to the applicable Pledge Agreement by Company of a pledge amendment pledging the shares of BPS Financial Services, Inc., together with certificates (which certificates shall be registered in the name of Collateral Agent or properly endorsed in blank for transfer or accompanied by irrevocable undated stock powers duly endorsed in blank, all in form and substance satisfactory to Collateral Agent) representing all of the capital stock of BPS Financial Services, Inc. and (3) the delivery pursuant to the applicable Pledge Agreement of a pledge amendment pledging the intercompany promissory notes referred to in subsection 6.1(vii) (which promissory notes shall be properly endorsed in blank or to Collateral Agent, in form and substance satisfactory to Collateral Agent).

     N. NO MATERIAL ADVERSE EFFECT. Since December 31, 1994, no Material Adverse Effect shall have occurred.

     O. MAINTENANCE OF CREDIT RATINGS. On the Closing Date, Company's secured unsubordinated long term debt ratings as published by Standard & Poor's Ratings Services, a division of the McGraw Hill Companies and Moody's Investors Service, Inc. shall not be less than B- and B3, respectively.

     P. NO DISRUPTION OF FINANCIAL AND CAPITAL MARKETS. Between September 21, 1995 and the Closing Date, there shall have been no material adverse change to the syndication markets for credit facilities similar in nature to this Agreement and there shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking or capital markets that would have an adverse effect on such syndication market, in each case as determined by Agent in its sole discretion.

     Q. DUE DILIGENCE. Agent and Lenders shall have completed their due diligence review of Company and its Subsidiaries and the results of such investigations shall be satisfactory in all respects to Agent and Lenders. Agent and Lenders shall also have received any analyses necessary to conduct their due diligence.

     R. SOLVENCY. Company shall have delivered to Agent and Lenders a Financial Condition Certificate dated the Closing Date, substantially in the form annexed hereto as Exhibit XIII, with appropriate attachments demonstrating that, after giving effect to the consummation of the refinancing and the borrowings effected by this Agreement and related transactions, Company will have a positive net worth on a pro forma basis, will be able to pay its debts as they mature and will not have unreasonably small capital to conduct its business and will not be insolvent or rendered insolvent by the indebtedness incurred in connection herewith.

     S. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Agent an Officers' Certificate, dated the Closing Date and addressed to Agent, in form and substance satisfactory to Agent, to the effect that (i) the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, (ii) since December 31, 1994 through the Closing Date there has been no change in the prospects of Company or its Subsidiaries which has been materially adverse to Company or Company and its Subsidiaries taken as a whole, and (iii) Company has performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agent and Requisite Lenders.

     T. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Agent and such counsel, and Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Agent may reasonably request.

     U. CENTAUR LETTER. On or before the Closing Date, Company shall have executed and delivered to Agent a letter describing all amounts to be paid or contributed by Company to Centaur or to be directly or indirectly paid by Company on behalf of Centaur as Centaur Settlement Amounts which letter shall have been approved by Agent.

3.2  CONDITIONS TO ALL LOANS.

          The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

          A. Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer, the treasurer or any assistant treasurer of Company or by any other executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Agent.

          B.   As of that Funding Date:

          (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

          (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

          (iii) Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

          (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loan to be made by it on that Funding Date;

          (v) The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

          (vi) There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 4.6 or 5.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.


SECTION 4.     COMPANY'S REPRESENTATIONS AND WARRANTIES

               In order to induce Lenders to enter into this Agreement and to make the Loans hereunder, Company represents and warrants to each Lender, on the date of this Agreement and on the Closing Date, that the following statements are true, correct and complete:

4.1  ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
     SUBSIDIARIES.

     A. ORGANIZATION AND POWERS. Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Loan Parties has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into each Loan Document to which it is a party and to carry out the transactions contemplated hereby and thereby, and, in the case of Company, to issue the Notes to be issued by it.

     B. GOOD STANDING. Each of the Loan Parties is in good standing in every jurisdiction wherever necessary to carry out its present business and operations, except in jurisdictions where the failure to be in good standing has not had and will not have a Material Adverse Effect.

     C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.12.

     D. SUBSIDIARIES. All of the Subsidiaries of Company as of the Closing Date are identified in Schedule 4.1 annexed hereto, as said Schedule 4.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvii). The capital stock of each of the Subsidiaries of Company identified in Schedule 4.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. As of June 30, 1995, the Material Subsidiaries own not less than 83% of the value of all tangible assets of Company and its Subsidiaries taken as a whole. Each of the Subsidiaries of Company identified in Schedule 4.1 annexed hereto (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect. Schedule
4.1 annexed hereto (as so supplemented) correctly sets forth, as of the Closing Date, the ownership interest of Company in each of its Subsidiaries identified therein and identifies (i) all Material Subsidiaries, (ii) all Borg-Warner Guarantor Subsidiaries and (iii) all Borg-Warner Pledged Subsidiaries.

4.2  AUTHORIZATION OF BORROWING, ETC.

     A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents and the issuance, delivery and payment of the Notes have been duly authorized by all necessary corporate action by each Loan Party.

     B. NO CONFLICT. The execution, delivery and performance by each Loan Party of each Loan Document to which it is respectively a party, the consummation of the transactions contemplated by the Loan Documents and the issuance, delivery and performance of the Notes do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party, the Certificate or Articles of Incorporation or Bylaws of any Loan Party, or any order, judgment or decree of any court or other agency of government binding on any Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party, except as to the Senior Notes, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens governed by the terms of the Intercreditor Agreement), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and (b) with respect to Loan Parties, such violations, conflicts, breaches, Liens and defaults which would not have, and such approvals the absence of which would not have, a Material Adverse Effect.

     C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except for filings required by federal, state or foreign securities laws, any filings required in connection with the perfection of security interests granted pursuant to Loan Documents and other filings, authorizations and consents and approvals either referred to in subsection 4.9 hereof or the absence of which would not have a Material Adverse Effect. As of the Closing Date, all consents or approvals from or notice to or filings with any federal, state, or other regulatory authorities required to be obtained on or before such date in connection with the transactions contemplated hereby will have been accomplished in all material respects in compliance with all applicable material laws and regulations.

     D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by Company and is the legally valid and binding obligation of the applicable Loan Parties, enforceable against the applicable Loan Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

4.3  FINANCIAL CONDITION.

          Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated financial statements of Company as at December 31, 1994 and the related audited statements of income, shareholders' equity and cash flows of Company for the Fiscal Year then ended and (ii) the unaudited consolidated financial statements of Company as at March 31, 1995 and June 30, 1995. All such statements were prepared in conformity with GAAP and fairly present the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Company nor any of its Consolidated Subsidiaries, taken as a whole, has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and of its Subsidiaries, taken as a whole.

4.4  NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS.

          Since December 31, 1994, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection
6.5 or, prior to the Closing Date, except as permitted by the Existing Revolving Credit Agreement.

4.5  TITLE TO PROPERTIES; LIENS.

          Each Loan Party and each Subsidiary thereof has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), subject to Permitted Encumbrances, all of their respective material properties and assets reflected in the most recent consolidated balance sheet referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1 and to all their material properties and assets acquired since the date of such consolidated balance sheet or financial statements, in each case except for assets disposed of since the date of such consolidated balance sheet or financial statements in the ordinary course of business or as otherwise permitted under subsection 6.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

4.6  LITIGATION; ADVERSE FACTS.

          Except as set forth in Schedule 4.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of any Loan Party or any respective Subsidiary thereof) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened against or affecting any Loan Party or any of their respective Subsidiaries or any property of any Loan Party or any respective Subsidiary thereof that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries is (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Loan Party has received any notice of termination of any material contract, lease or other agreement or suffered any material damage, destruction or loss (whether or not covered by insurance) or had any employee strike, work-stoppage, slow-down or lock-out or any substantial, nonfrivolous threat directed to it of any imminent strike, work-stoppage, slow-down or lock-out, any of which remain pending, that could reasonably be expected to result in any Material Adverse Effect.

4.7  PAYMENT OF TAXES.

          Except to the extent permitted by subsection 5.3, all material tax returns and reports of each Loan Party and each Subsidiary of each Loan Party required to be filed by any of them have been timely filed, and all material taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against such Person that would be material to the condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole, which is not being actively contested by such Person to the extent affected thereby, in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.8  PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS.

          A. None of the Loan Parties and none of the respective Subsidiaries of the Loan Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

          B. No Loan Party is a party to or is otherwise subject to any material agreements or instruments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.9  GOVERNMENTAL REGULATION.

          Except for state laws applicable to certain motor carrier operations of Company's Subsidiaries, no Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. The laws of various states may restrict the ability of certain Borg-Warner Subsidiaries that are motor carriers to incur Indebtedness, but Company believes that its has previously obtained an exemption effective with respect to the transactions contemplated hereby from the Interstate Commerce Commission that preempts otherwise applicable state laws. The Interstate Commerce Act does not restrict the ability of any Loan Party to incur or guarantee any Indebtedness.

4.10  SECURITIES ACTIVITIES.

          None of the Loan Parties and none of the respective Subsidiaries of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.11  EMPLOYEE BENEFIT PLANS.

          A. Each Loan Party and each of their ERISA Affiliates is in material compliance with all applicable provisions and requirements of Title I, II and IV of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects.

          B. No ERISA Event (determined without regard to any materiality standard in that definition) has occurred or is reasonably expected to occur which could reasonably be expected to result in liability to a Loan Party or any of its ERISA Affiliates in excess of $2,500,000.

          C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as described on Schedule 4.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of a Loan Party or any of its Subsidiaries or any of their ERISA Affiliates.

          D. As of the most recent valuation date for all Pension Plans, the excess of the aggregated accumulated benefit obligations, as defined in Statement of Financial Accounting Standards No. 87 (the "ABO"), over the aggregate total fair market value for all such Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which the fair market value of the assets exceeds the ABO), does not exceed $30,000,000.

4.12  PATENTS, TRADEMARKS, ETC.

          Each Loan Party owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the condition (financial or other), business, operations or prospects of Company and its Subsidiaries, taken as a whole ("Intellectual Property"). No claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property and Company does not know of any valid basis for any such claim. The use of such Intellectual Property by Loan Parties does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of Loan Parties that is material to Company and its Subsidiaries, taken as a whole. The rights of Loan Parties to sell, franchise or license under such trade names then being used may be transferred in connection with any sale of assets or stock of the related business by Loan Parties.

4.13  CERTAIN FEES.

          No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.14  ENVIRONMENTAL PROTECTION.

          Except as set forth in Schedule 4.14 annexed hereto:

          (i) the operations of Loan Parties (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws;

          (ii) Loan Parties have obtained all material Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and Loan Parties are in material compliance with all terms and conditions of such Governmental Authorizations;

          (iii) no Loan Party has received (a) any written notice or claim to the effect that it is or may be liable in any material respect to any Person as a result of or in connection with any Hazardous Materials, or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9604) or comparable state laws, and, to the best of Company's knowledge, none of the operations of any Loan Party is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location which could reasonably be expected to have a Material Adverse Effect;

          (iv) none of the operations of any Loan Party is subject to any pending judicial or administrative proceeding alleging a violation of or liability under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect;

          (v) no Loan Party is liable under any outstanding written order or agreement with any governmental authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims which could reasonably be expected to have a Material Adverse Effect;

          (vi) no Loan Party has any Contingent Obligation in connection with any Release of any Hazardous Materials by any Loan Party which could reasonably be expected to have a Material Adverse Effect;

          (vii) no Loan Party or any predecessor of any Loan Party has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous

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

     Materials at any Facility which could reasonably be expected to have a Material Adverse Effect;

          (viii) no Hazardous Materials exist on, under or about any Facility in a manner that has a reasonably possibility of giving rise to an Environmental Claim having a Material Adverse Effect, and no Loan Party has filed any notice or report of a Release of any Hazardous Materials that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

          (ix) no Loan Party or any predecessor of any Loan Party has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

          (x) no underground storage tanks or surface impoundments on or at any Facility could reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect; and

          (xi) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility.

          The matters which would be required to be disclosed pursuant to paragraphs (i) - (xi) above on Schedule 4.14 but which are not so disclosed by reason of the materiality standards set forth in such paragraphs, taken as a whole, could not reasonably be expected to have a Material Adverse Effect.

4.15  SOLVENCY.

          Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

4.16  DISCLOSURE.

          No representation or warranty of any Loan Party contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of any such Person for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to any such Person, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are

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

based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known to any such Person (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

SECTION 5.  COMPANY'S AFFIRMATIVE COVENANTS

          Company covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1  FINANCIAL STATEMENTS AND OTHER REPORTS.

          Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Agent and Lenders:

          (i) Monthly Financials: as soon as available and in any event within 45 days (in the case of the last month of each fiscal quarter) or 30 days (in the case of all other months) after the end of each month ending after the Closing Date in each of the Company's fiscal years, the monthly financial reporting package distributed internally to officers of Company (the "G-1 REPORT"), which shall include (a) the consolidated balance sheets of Company and its Subsidiaries as at the end of such month and the related consolidated statements of income of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month and the related consolidated statements of cash flow in the period from the beginning of the then current Fiscal Year to the end of such month, (b) a schedule of the outstanding Indebtedness for borrowed money of Company describing each such debt issue or loan outstanding, and the principal amount in respect of each such debt issue or Loan and (c) a brief summary describing the operations of Company

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

     and its Subsidiaries and a schedule containing summaries of revenues and operating income, in each case for such month and for the period from the beginning of the then current Fiscal Year to the end of such month by Division, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated plan and budget for the current Fiscal Year delivered pursuant to subsection 5.1(xiii), all in reasonable detail and certified by the chief financial officer, chief accounting officer or treasurer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

          (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each fiscal quarter of each Fiscal Year,
     (a) a G-1 Report for the fiscal period then ended and (b) the quarterly report of Company filed with the Securities and Exchange Commission on Form 10-Q or the Financial Statements of Company which would be required to be filed on Form 10-Q if such Form 10-Q is not filed;

          (iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the Annual Report on Form 10-K of Company filed with the Securities and Exchange Commission or the audited financial statements of Company which would be required to be filed on Form 10-K if such Form 10-K is not filed; (b) in the case of such consolidated financial statements, (1) a report thereon of independent certified public accountants of recognized national standing selected by Company and satisfactory to Requisite Lenders, which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (2) a letter from such independent certified public accountants, substantially in the form of
     Exhibit IX annexed hereto, with such changes as are approved by Agent, acknowledging that Lenders have

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

     received such consolidated financial statements and such report and have reviewed such financial statements and reports; and (c) certified by the chief financial officer, chief accounting officer or treasurer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated;

          (iv) Officers' and Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (a) an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto, (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6 and (c) an Officer's Certificate listing Asset Sales, the aggregate amount of such Net Cash Proceeds and demonstrating the derivation of the Net Cash Proceeds of the correlative Asset Sale from the gross sales price thereof;

          (v) Reconciliation Statements: if, as a result of any change in accounting principles from those used in the preparation of the audited financial statements referred to in subsection 4.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xiii) of this subsection 5.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles been made, then, subject to subsection 1.2, (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xiii) of this subsection 5.1 following such change, consolidated financial statements of Company and its Subsidiaries for the current Fiscal Year to the effective date of such change, prepared on a pro forma basis as if such change had been in effect during such period, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xiii) of this subsection 5.1 following such change, such financial statements prepared on a basis consistent with the accounting principles used in the preparation of the financial statements delivered immediately prior to such change and without giving effect to such change;

          (vi) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by Deloitte & Touche LLP or other certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default with respect to accounting matters that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

          (vii) Accountants' Reports: promptly upon receipt thereof, a summary of significant comments submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

          (viii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

          (ix) Events of Default, etc.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or Agent has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsections 7.2 or 7.14, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4 and 5 of such Form as in effect on the date hereof), or (d) of material adverse change in the business, operations, properties, assets, prospects or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

          (x) Litigation or Other Proceedings: promptly upon any officer of Company obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any case:

               (1) if there exists a reasonable likelihood that such Proceeding would be adversely determined, might have a Material Adverse Effect; or

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

               (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

     written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

          (xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Loan Party or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (xii) ERISA Notices: with reasonable promptness, copies of (a) upon request of Requisite Lenders, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by a Loan Party or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan (in which any employees of Company or any of its Subsidiaries have ever participated as employees of Company or one of its Subsidiaries) for which a Schedule B is required to be filed; (b) all notices received by Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent or any Lender shall reasonably request;

          (xiii) Annual Budgets: as soon as practicable and in any event no later than 30 days after the Board of Directors of Company has given its approval, the annual budget for each succeeding Fiscal Year of Company and its Subsidiaries and setting forth forecasted sales, operating profit, cash flows, capital expenditures and depreciation on a Division by Division basis;

          (xiv) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Agent and Requisite Lenders outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

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

          (xv) Environmental Audits and Reports: as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, which relate to an Environmental Claim which could result in a Material Adverse Effect;

          (xvi) Board of Directors: with reasonable promptness, written notice of any change in the Board of Directors of Company;

          (xvii) Subsidiaries: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subsection (iii) above, a written notice setting forth with respect to each Person that became a Subsidiary of Company (a) the date on which each Person that became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 4.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 4.1 annexed hereto for all purposes of this Agreement); and

          (xviii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

5.2  CORPORATE EXISTENCE, ETC.

          Except as permitted under subsection 6.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; provided, however, that the corporate existence of any such Subsidiary may be terminated if such termination is not materially disadvantageous to any Lender.

5.3  PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

          A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses, franchises or property before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a material Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

          B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4  MAINTENANCE OF PROPERTIES; INSURANCE.

          Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations ("INDUSTRY STANDARDS") and may self insure to the extent, but only to the extent, consistent with Industry Standards.

5.5  INSPECTION; LENDER MEETING; CONFIDENTIALITY.

          A. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested. Without in any way limiting the foregoing, Company will, upon the request of Agent, participate in a meeting of Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or such other location as may be agreed to by Company and Agent) at such time as may be agreed to by Company and Agent.

          B. Agent and each Lender acknowledge that Company is a public company subject to the Securities Exchange Act of 1934, as amended from time to time, and that in the course of complying with this Agreement, Agent and Lenders may obtain material non-public information, and Agent and each Lender hereby agrees to keep any non-public information delivered or made available to Agent or such Lender pursuant to the Loan Documents, which Company or its authorized representative has identified as confidential information, confidential from any Person other than Persons, including attorneys, consultants or other professional advisors, employed by or retained by Agent, or such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans or Affiliates of Agent or such Lender which have agreed to keep such information confidential pursuant to this subsection 5.5B; provided, that nothing herein shall prevent any Lender from disclosing such information to any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer of any Loans or participation therein (whether or not such assignment, transfer or participation actually occurs), or as required or requested by a governmental agency or representative thereof, or pursuant to legal process or otherwise required by law, or as required in connection with the exercise of any remedy under the Loan Documents; provided, however, that this subsection shall no longer apply to information which has become public other than through a breach by Agent or any Lender of this subsection or information that has been received by a Lender without restrictions as to disclosure or use from a Person who, to such Lender's knowledge or reasonable belief, was not prohibited from disclosing such information by any duty of confidentiality.

5.6  COMPLIANCE WITH LAWS, ETC.

          Company shall, and shall cause each of its Subsidiaries to, exercise all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would have a Material Adverse Effect.

5.7  ENVIRONMENTAL DISCLOSURE.

          A. Company shall, and shall cause each of its Subsidiaries to, comply and shall use its reasonable efforts to cause (i) their respective employees, agents, contractors and subcontractors, (ii) all tenants under any leases or occupancy agreements affecting any portion of the Facilities and (iii) all other Persons on or occupying such property, to comply with all Environmental Laws.

          B. Company shall promptly advise Agent in writing and in reasonable detail of (i) any Release of any Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect, (ii) any remedial action taken by Company or, to the extent Company or any of its Subsidiaries has any such knowledge, any other Person in response to (x) any Hazardous Materials on, under or about any Facility, the existence of which could reasonably be expected to result in a Material Adverse Effect, or (y) any Environmental Claim that could reasonably be expected to result in a Material Adverse Effect, and (iii) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Materials which could reasonably be expected to have a Material Adverse Effect.

          C. Company shall, at its own expense, provide copies to Agent of such documents or information as to which Company or any of its Subsidiaries has access as Agent or Requisite Lenders may reasonably request in relation to any matters disclosed pursuant to this subsection 5.7.

5.8  COMPANY'S REMEDIAL ACTION REGARDING HAZARDOUS MATERIALS.

          Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply in all material respects with all applicable Environmental Laws and Governmental Authorizations. In the event Company or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Company or such Subsidiary shall conduct and complete such remedial action in compliance in all material respects with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Company's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Company or such Subsidiary and such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

5.9  INTEREST RATE PROTECTION.

          Within 120 days of the Closing Date, Company shall obtain, and shall thereafter cause to be maintained for a period of not less than two years, one or more Interest Rate Agreements, in an aggregate notional principal amount equal to at least 50% of the sum of the aggregate committed amount under the Company's Receivables Facilities plus (without duplication) Company's total Funded Debt at an effective rate not in excess of 12% per annum, each such Interest Rate Agreement to be in form and substance satisfactory to Agent; provided that to the extent that any Receivables Facility permitted pursuant to subsections 6.1(vii) or
(viii) bears interest at a fixed rate not exceeding 12% per annum, such Receivables Facility shall be deemed to be an Interest Rate Agreement for purposes of this subsection 5.9.

5.10  BW-OTHER CORPORATION GROUP.

          A. From and after the Closing Date, Company and its Subsidiaries may not make direct or indirect Investments in or become or be liable with respect to any Contingent Obligation with respect to BW-Other Corporation Group except for existing investments listed on Schedule 5.10; provided, however, that prior to the Closing Date, Company may pay such amounts as have been disclosed in writing to Agent and thereafter Company may pay the Centaur Settlement Amount; and, provided, further that Company may pay routine costs and expenses related to BW-Other Corporation Group in the ordinary course of business consistent with past practices. Company will not and will not permit any of its Subsidiaries to directly or indirectly enter into or permit to exist any transaction between Company and its Subsidiaries and BW-Other Corporation Group on terms that are less favorable to Company and its Subsidiaries than those that might be obtained from third parties.

          B. Company will not, and will not permit any of its Consolidated Subsidiaries to, merge or consolidate with or otherwise acquire, in one transaction or a series of transactions, any material portion of BW-Other Corporation Group.

5.11  FURTHER ASSURANCES AS TO FUTURE MATERIAL SUBSIDIARIES.

          Company will notify Agent promptly in the event that any Subsidiary becomes a Material Subsidiary and will pledge the shares of such Material Subsidiary to Collateral Agent for the benefit of Lenders pursuant to the Company Pledge Agreement and from and after the Closing Date will cause each such Subsidiary to execute counterparts of the Borg-Warner Subsidiary Guaranty and the Borg-Warner Subsidiary Pledge Agreement (or appropriate amendments thereof), in each case to the same extent and subject to the same limitations as though such Subsidiary were a Borg-Warner Guarantor Subsidiary or a Borg-Warner Pledged Subsidiary on the date hereof, and to take all such further action as may be required to perfect the security interests granted thereunder as may be required by Agent and Requisite Lenders.

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

SECTION 6. COMPANY'S NEGATIVE COVENANTS

          Company covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1  INDEBTEDNESS.

          Company and its Consolidated Subsidiaries shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (i) Company and its Consolidated Subsidiaries may become and remain liable with respect to the Obligations;

          (ii) (a) Company and its Material Subsidiaries may become and remain liable with respect to Indebtedness to any of Company's Consolidated Subsidiaries; (b) any Material Subsidiary may become and remain liable with respect to Indebtedness to Company or any other Material Subsidiary; (c) any Consolidated Subsidiary which is not a Material Subsidiary may become and remain liable with respect to Indebtedness to Company or a Material Subsidiary for working capital advances in the ordinary course of business and in amounts consistent with past practices; provided that (1) all such intercompany Indebtedness described in clause (b) above shall be evidenced by promissory notes which promissory notes shall be pledged to Agent for the benefit of Lenders, (2) all such intercompany Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations, and (3) any payment by any Material Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Material Subsidiary to Company or to any of its Material Subsidiaries for whose benefit such payment is made;

          (iii) Company and its Consolidated Subsidiaries may remain liable with respect to each of the items of Existing Indebtedness described in
     Schedule 6.1 annexed hereto and any Indebtedness incurred to refinance such Existing Indebtedness; provided that after giving effect to such refinancing Indebtedness and the repayment of the corresponding Existing Indebtedness with the proceeds thereof, (a) the aggregate principal amount of the refinancing Indebtedness and the corresponding Existing Indebtedness so refinanced shall not be greater than the outstanding principal amount of such Existing Indebtedness immediately prior to such refinancing, (b) the weighted average life to maturity of such refinancing Indebtedness shall be no shorter than the Existing Indebtedness being refinanced and (c) such refinancing Indebtedness shall not be secured by any additional property than that which secures the Existing Indebtedness being refinanced;

          (iv) Company and its Consolidated Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases; provided that the aggregate outstanding amount of such Capital Leases does not exceed $30,000,000 at any time;

          (v) Company and its Consolidated Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

          (vi) Company may remain liable with respect to $150,000,000 aggregate principal amount of the 9-1/8% Subordinated Notes;

          (vii) BPS Financial Services, Inc. may become and remain liable with respect to the Existing Receivables Facility, the Receivables Bridge Facility and the New Receivables Facility and with respect to intercompany promissory notes in favor of Company and its other Consolidated Subsidiaries, evidencing BPS Financial Services, Inc.'s obligations with respect to the purchase price of receivables purchased by BPS Financial Services, Inc. under the Existing Receivables Facility, the Receivables Bridge Facility or the New Receivables Facility provided that all intercompany promissory notes issued to Company or Material Subsidiaries shall be pledged by Company or such Material Subsidiaries to Collateral Agent for the benefit of Lenders;

          (viii) Wells Fargo Alarm Services, Inc., BW-Canada Alarm (Wells Fargo) Corporation, and their respective wholly owned subsidiaries may become and remain liable with respect to the Alarm Services Contract Securitization Facility; the financing subsidiary established for the purpose of the Alarm Services Contract Securitization Facility may become and remain liable with respect to intercompany promissory notes in favor of Wells Fargo Alarm Services, Inc.,

     BW-Canada Alarm (Wells Fargo) Corporation and their respective wholly-owned subsidiaries and Company evidencing such subsidiary's obligations with respect to the purchase price of receivables, contracts and/or leases under the Alarm Services Contract Securitization Facility; provided that all intercompany promissory notes issued to Company or Material Subsidiaries shall be pledged by Company or such Material Subsidiaries to Collateral Agent for the benefit of Lenders;

          (ix) In addition to the Indebtedness permitted by clauses (i)-(viii), Company's Consolidated Subsidiaries which constitute Foreign Entities may incur and remain liable with respect to Indebtedness not exceeding at any one time $5,000,000 in aggregate outstanding principal amount; (x) Company may become and remain liable with respect to Indebtedness in an aggregate principal amount not in excess of $178,100,000 under the Existing Revolving Credit Agreement; and

          (xi) In addition to Indebtedness permitted by clauses (i)-(x), Company and its Consolidated Subsidiaries may become and remain liable with respect to Indebtedness not exceeding $20,000,000 in the aggregate outstanding at any time.

6.2  LIENS AND RELATED MATTERS.

          A. PROHIBITION ON LIENS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Consolidated Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

          (i)  Permitted Encumbrances;

          (ii) Liens granted pursuant to the Collateral Documents in favor of Collateral Agent for the benefit of the Lenders, the lenders under the Existing Revolving Credit Agreement, the banks under the Existing L/C Agreement, the holders of the Senior Notes, the beneficiaries of the guaranties permitted pursuant to subsection 6.4(iii) and such other parties as may be approved from time to time by Requisite Lenders and as shall sign an acknowledgment to the Intercreditor Agreement;

          (iii) Liens described in Schedule 6.2 annexed hereto securing Indebtedness permitted pursuant to subsection 6.1(iii) or (v);

          (iv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Company or its Subsidiaries;

          (v) Liens on property subject to such Capital Leases securing the Indebtedness described in subsection 6.1(iv);

          (vi) Liens in favor of the purchasers and their assignees of Company's and its Consolidated Subsidiaries' receivables with respect to receivables purchased pursuant to the Receivables Facility permitted pursuant to subsection 6.1(vii);

          (vii) Liens in favor of the purchaser of receivables, contracts, leases and related equipment from Wells Fargo Alarm Services, Inc., BW-Canada Alarm (Wells Fargo) Corporation, and their respective subsidiaries, which Liens are filed with respect to such receivables, contracts and/or leases in connection with the Alarm Services Contract Securitization Facility permitted under subsection 6.1(viii); and

          (viii) Liens on the assets or property of a Consolidated Subsidiary which is a Foreign Entity securing the Indebtedness incurred by such Foreign Entity and permitted pursuant to subsection 6.1(ix).

     B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2A.

     C. NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular

Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale or as may be restricted by the Existing Revolving Credit Agreement, the Existing L/C Agreement, the 9 1/8% Subordinated Note Indenture, or the Receivables Facilities, neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

     D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Except as provided herein or as may be provided in the Existing Revolving Credit Agreement, the L/C Agreement, Receivables Facilities (with respect to BPS Financial Services, Inc. or such other financing subsidiary as may have been established for purposes of the Alarm Services Contract Securitization Facility) or the 9 1/8% Subordinated Note Indenture, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) subject to subordination provisions, repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except any restrictions existing under any agreements in effect on the Closing Date or any renewals or extensions thereof; provided that the terms and conditions of any such renewals or extensions are no less favorable to Lenders than the agreements being renewed or extended.

6.3  INVESTMENTS; JOINT VENTURES.

     Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

          (i) Company and its Consolidated Subsidiaries may make and own Investments in Cash Equivalents;

          (ii) Company and its Consolidated Subsidiaries may make and own Investments described in Schedule 5.10 annexed hereto;

          (iii) Company and its Consolidated Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(ii); Company and its Consolidated Subsidiaries may own the Investments existing on the Closing Date in Company's Subsidiaries; Company and its Consolidated

     Subsidiaries may make and own additional Investments after the Closing Date in Consolidated Subsidiaries which constitute Material Subsidiaries or in Consolidated Subsidiaries which are both Borg-Warner Guarantor Subsidiaries and Borg-Warner Pledged Subsidiaries; and Wells Fargo Alarm Services, Inc. and BW-Canada Alarm (Wells Fargo) Corporation may make and own Investments approved by Requisite Lenders in financing subsidiaries established for the purpose of purchasing and selling receivables, contracts and/or leases in connection with the Alarm Services Contract Securitization Facility permitted pursuant to subsection 6.1(viii);

          (iv) Company and its Consolidated Subsidiaries may acquire and retain ownership of Investments in connection with Asset Sales permitted by subsection 6.7(iii);

          (v) Company and its Consolidated Subsidiaries may make and own Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (vi) Company and its Consolidated Subsidiaries may make intercompany investments in BPS Financial Services, Inc. to the extent permitted pursuant to subsection 6.1(vii);

          (vii) Company and its Consolidated Subsidiaries may create or acquire new Consolidated Subsidiaries and make Investments in such Consolidated Subsidiaries to the extent not otherwise prohibited under this Agreement provided that the aggregate amount of all such Investments, (x) to the extent such creation or acquisition constitutes a Consolidated Capital Expenditure, does not exceed the Consolidated Capital Expenditure amount permitted pursuant to subsection 6.6E and (y) together with all amounts expended pursuant to subsection 6.7(ii), does not exceed the amount permitted by subsection 6.7(ii); and

          (viii) Company and its Consolidated Subsidiaries may create or acquire Joint Ventures to the extent not otherwise prohibited pursuant to this Agreement provided that the aggregate amount expended for all such Investments does not exceed $5,000,000.

6.4  CONTINGENT OBLIGATIONS.

          Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

          (i) Guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

          (ii) Obligations under the Loan Guaranties and Contingent Obligations under substantially similar Loan Guaranties in favor of the lenders under the Existing Revolving Credit Agreement and the banks under the Existing L/C Agreement;

          (iii) Guaranties in favor of Lenders (or lenders under the Existing Revolving Credit Agreement or banks under the Existing L/C Agreement) or their Affiliates of Interest Rate Agreements entered into by Company and with respect to which such institutions or their Affiliates have signed an acknowledgment to the Intercreditor Agreement;

          (iv) Contingent Obligations relating to obligations of Company to make payments with respect to the cancellation or repurchase of certain stock or stock options granted or to be granted to employees of Company and its Subsidiaries under the Borg-Warner Security Corporation Management Stock Option Plan, the 1993 Stock Option Plan or pursuant to subscription agreements with respect to shares of Common Stock;

          (v) Company may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements required under subsection 5.9;

          (vi) Contingent Obligations with respect to letters of credit issued pursuant to the Existing L/C Facility and refinancings, renewals and extensions thereof, provided that the terms and conditions of any such refinancing, renewal and extension do not (1) impose terms and conditions more restrictive or burdensome on Company and its Subsidiaries than the terms and conditions of the L/C Agreement as in effect on the date hereof and as hereafter amended in accordance with the terms of this Agreement and
     (2) except as otherwise permitted pursuant to this subsection 6.4 or the following proviso, increase the principal amount of such Contingent Obligations or commitment therefor over the principal amount or commitment as in effect at the time so refinanced, renewed and extended; provided that the maximum aggregate amount of such letter of credit facility permitted does not exceed $180,000,000;

          (vii) Contingent Obligations described on Schedule 6.4 annexed hereto;

          (viii) Contingent Obligations in respect of any obligation of Company or its Consolidated Subsidiaries which constitute Material Subsidiaries which is permitted under this Agreement;

          (ix) Contingent Obligations relating to guaranties of the obligations of suppliers, customers, franchisees and licensees of Company and its Consolidated Subsidiaries; provided that the maximum aggregate liability of Company and its Consolidated Subsidiaries under all such Contingent Obligations, shall not at any one time exceed $5,000,000 (including any Contingent Obligations in existence as of the date hereof);

          (x) Contingent Obligations of Company relating to Indebtedness permitted under subsection 6.1(ix) that is incurred by a Foreign Entity which is a Consolidated Subsidiary;

          (xi) Contingent Obligations of Company in respect of the obligations of its Consolidated Subsidiaries permitted pursuant to subsections 6.1(vii), (viii) and (xi); and

          (xii)  In addition to the Contingent Obligations permitted by clauses
     (i)-(xi), Company and its Consolidated Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability of Company and its Consolidated Subsidiaries in respect of all such Contingent Obligations shall not at any one time exceed $10,000,000.

6.5  RESTRICTED JUNIOR PAYMENTS.

          Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; except:

          (i) Company may make Restricted Junior Payments to cancel or repurchase stock or stock options granted or to be granted to employees of Company or any of its Consolidated Subsidiaries under the Borg-Warner Security Corporation Management Stock Option Plan, the 1993 Stock Option Plan or pursuant to any stock subscription agreements with respect to shares of Common Stock in an aggregate amount which does not exceed $5,000,000; and

          (ii) Company may make Restricted Junior Payments in respect of Company's obligations to pay interest on its Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, the terms of such Subordinated Indebtedness, as such terms are in effect on the Closing Date;

provided that immediately prior to and immediately after giving effect to any Restricted Junior Payment permitted by this subsection 6.5, no Event of Default or Potential Event of Default exists or will exist.

          Company will not, and will not permit any of its Subsidiaries to, deposit any funds for the purpose of making any Restricted Junior Payment with a trustee, paying agent or registrar or other payment intermediary more than three
(3) Business Days prior to the date such payment is due, unless required to do so by the terms, as of the Closing Date, of the applicable indenture.

6.6  FINANCIAL COVENANTS.

     A. INTEREST COVERAGE RATIO. Company will not permit its Interest Coverage Ratio as of the last day of each of the fiscal quarters shown below for the four consecutive preceding fiscal quarters ended on such date, to be less than the correlative ratio indicated below:


                                                            MINIMUM
       FISCAL QUARTER ENDED                        INTEREST COVERAGE RATIO
       -------------------------------------------------------------------
       September 30, 1995                                  2.25:1.00
       December 31, 1995                                   2.20:1.00
       March 31, 1996                                      2.20:1.00
       June 30, 1996                                       2.20:1.00
       September 30, 1996                                  2.20:1.00
       December 31, 1996                                   2.20:1.00
       March 31, 1997                                      2.25:1.00
       June 30, 1997                                       2.30:1.00
       September 30, 1997                                  2.35:1.00
       December 31, 1997                                   2.40:1.00
       March 31, 1998                                      2.45:1.00
       June 30, 1998                                       2.55:1.00
       September 30, 1998                                  2.60:1.00
       December 31, 1998                                   2.70:1.00

          B. LEVERAGE RATIO. Company will not permit the ratio as of the last day of each of the fiscal quarters shown below of Funded Debt to Consolidated EBITDA for the four consecutive preceding fiscal quarters ended on such date to be more than the correlative ratio indicated for such date:

       FISCAL QUARTER ENDED                        MAXIMUM LEVERAGE RATIO
       ------------------------------------------------------------------
       September 30, 1995                                 3.75:1.00
       December 31, 1995                                  4.20:1.00
       March 31, 1996                                     4.10:1.00
       June 30, 1996                                      3.90:1.00
       September 30, 1996                                 3.80:1.00
       December 31, 1996                                  3.65:1.00
       March 31, 1997                                     3.50:1.00
       June 30, 1997                                      3.35:1.00
       September 30, 1997                                 3.20:1.00
       December 31, 1997                                  3.10:1.00
       March 31, 1998                                     3.00:1.00
       June 30, 1998                                      2.90:1.00
       September 30, 1998                                 2.80:1.00
       December 31, 1998                                  2.65:1.00

          C. CONSOLIDATED NET WORTH. Company will not permit its Consolidated Net Worth as of the last day of the fiscal quarters set forth below and at all times thereafter (until the last day of the next fiscal quarter when such amounts shall be increased as provided for herein) to be less than the correlative amount indicated below:

                                                          MINIMUM
       FISCAL QUARTER ENDED                        CONSOLIDATED NET WORTH
       ------------------------------------------------------------------
       September 30, 1995                                $31,000,000
       December 31, 1995                                  33,000,000
       March 31, 1996                                     36,000,000
       June 30, 1996                                      39,000,000
       September 30, 1996                                 42,000,000
       December 31, 1996                                  46,000,000
       March 31, 1997                                     49,000,000
       June 30, 1997                                      54,000,000
       September 30, 1997                                 58,000,000
       December 31, 1997                                  65,000,000
       March 31, 1998                                     70,000,000
       June 30, 1998                                      75,000,000
       September 30, 1998                                 82,000,000
       December 31, 1998                                  90,000,000

          D. CONSOLIDATED EBITDA. Company will not permit Consolidated EBITDA as of the last day of each of the fiscal quarters shown below for the four consecutive preceding fiscal quarters ended on such date to be less than the correlative amount indicated below:

                                                  MINIMUM CONSOLIDATED
             FISCAL QUARTER ENDED                        EBITDA
          ------------------------------------------------------------
              September 30, 1995                      $125,000,000
              December 31, 1995                        125,000,000
              March 31, 1996                           129,000,000
              June 30, 1996                            134,000,000
              September 30, 1996                       135,000,000
              December 31, 1996                        139,000,000
              March 31, 1997                           144,000,000
              June 30, 1997                            148,000,000
              September 30, 1997                       152,000,000
              December 31, 1997                        155,000,000
              March 31, 1998                           157,000,000
              June 30, 1998                            162,000,000
              September 30, 1998                       165,000,000
              December 31, 1998                        170,000,000


          E. CONSOLIDATED CAPITAL EXPENDITURES. Company and its Subsidiaries shall not permit the sum of (i) Consolidated Capital Expenditures plus (ii) an amount equal to 75% of the Alarm Installation Costs which are sold in such fiscal year in connection with the Alarm Services Contract Securitization Facility permitted pursuant to subsection 6.1(viii) plus (iii) an amount equal to 100% of the Alarm Installation Costs originated in such fiscal year which are treated as sales-type leases which are not sold in connection with such Receivables Facility to exceed in any fiscal year the amount set forth below for such fiscal year (the "CAPITAL EXPENDITURE AMOUNT"):

                FISCAL YEAR ENDED            CAPITAL EXPENDITURE AMOUNT
                -----------------            --------------------------
        December 31, 1995                           $55,000,000
        December 31, 1996 and thereafter             60,000,000

; provided that for fiscal years commencing on and after January 1, 1996, if the Company's Interest Coverage Ratio for such fiscal year is not less than 3.00 to
1.00 and the ratio of Company's Funded Debt to Consolidated EBITDA for such fiscal year is not greater than 2.60 to 1.00, in each case as of December 31, 1995, or as of the last day of any fiscal year thereafter, the

Capital Expenditure Amount for the immediately succeeding fiscal year, and for each fiscal year thereafter, shall be increased to $75,000,000; provided that if any portion of the Capital Expenditure Amount for any fiscal year (the "REFERENCE PERIOD") has not been incurred within such Reference Period (the unutilized portion of such Capital Expenditure Amount being referred to as the "UNUTILIZED AMOUNT"), Company and its Subsidiaries may, in the fiscal year immediately following the Reference Period, make additional Consolidated Capital Expenditures in an amount not to exceed the lesser of (i) the Unutilized Amount and (ii) 25% of the Capital Expenditure Amount in respect of the Reference Period. In determining any amount pursuant to the foregoing clauses (i) or (ii) permitted to be carried forward as Consolidated Capital Expenditures to be made in a succeeding fiscal year, such amount shall be determined solely on the basis of the permitted Capital Expenditure Amount for that Reference Period and shall not include any Unutilized Amount from any prior period. Notwithstanding the foregoing, in no event shall the Capital Expenditure Amount for the fiscal year ending December 31, 1995, be increased by any Unutilized Amount from the fiscal year ending December 31, 1994.

6.7  RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS.

          Subject to subsection 5.2, each of Company and its Consolidated Subsidiaries will not enter into any transaction of merger or consolidate, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, exchange, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or any of its business, property or fixed assets, or all or any portion of the stock or beneficial ownership, whether now owned or hereinafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except:

          (i) any Subsidiary of Company may be merged or consolidated with or into Company or any wholly-owned Subsidiary of Company, or be liquidated, wound up or dissolved, or all or substantially all of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary of Company; provided that, in the case of such a merger or consolidation, Company or such wholly-owned Subsidiary shall be the continuing or surviving corporation; provided further that, in the case of such a merger or consolidation or disposition of a majority of the stock of a

     Subsidiary or substantially all of the business, property or assets of such a Subsidiary (the "AFFECTED SUBSIDIARY") of Company which is a guarantor of any of the Obligations, (a) the continuing, surviving or transferee corporation shall expressly assume the obligations of the Affected Subsidiary under such guaranty and (b) in the case of a merger or consolidation, the net worth of the continuing or surviving corporation (calculated without giving effect to any increase in the amount of intercompany Indebtedness for which the continuing or surviving corporation is liable as compared to the amount of intercompany Indebtedness for which the Affected Subsidiary was liable immediately prior to such merger or consolidation) shall not be less than the net worth of the Affected Subsidiary immediately prior to such merger or consolidation; and provided still further that, subject to the terms of the applicable Collateral Document, in the case of such a merger or consolidation or disposition of a majority of the stock of a Subsidiary or substantially all of the business, property or assets of such a Subsidiary of Company the stock of which is pledged to secure the Obligations, the stock of the continuing, surviving or transferee corporation shall, at the time of consummation of such merger, consolidation or transfer, be pledged to secure the Obligations;

          (ii) Company and its Consolidated Subsidiaries may acquire all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person engaged in businesses substantially similar to those conducted by the Company and its Consolidated Subsidiaries (such asset or stock acquisitions being herein collectively referred to as "ACQUISITIONS"); provided that the purchase price (including all assumed liabilities) paid with respect to Acquisitions made on or after the Closing Date plus the amount of all Investments made under subsection 6.3(vii) does not exceed $5,000,000 in the aggregate for all such Acquisitions; provided that in calculating the purchase price of such Acquisitions, the purchase price attributable to any assets acquired in the IT Exchange may be excluded; provided further that to the extent that Company pays all or any portion of the purchase price for an Acquisition through the issuance of shares of Common Stock, the value of the shares of such Common Stock shall be deducted from the calculation of the purchase price payable by Company or its Consolidated Subsidiaries for such Acquisitions for purposes of determining compliance with the provisions of this subsection 6.7(ii); and provided further that any such Person so acquired that constitutes a Material Subsidiary shall execute counterparts of the Borg-Warner

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     Subsidiary Guaranty and the Borg-Warner Subsidiary Pledge Agreement as
     provided in subsection 5.11; and

          (iii) Company may sell, exchange or otherwise dispose of assets in Asset Sale transactions; provided that (a) any Asset Sale is made for the fair market value of such assets and for at least eighty-five percent (85%) cash, and (b) the Net Cash Proceeds of each such Asset Sale are applied in conformity with subsection 2.4B(ii)(a); and, provided, further, that Company and its Subsidiaries may not sell, exchange or otherwise dispose of all or a substantial portion of any Division without the prior written consent of Requisite Lenders.

6.8  SALES AND LEASE-BACKS.

          Other than with respect to the IT Exchange and any other similar transfer of information technology assets, Company and its Consolidated Subsidiaries shall not directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) which Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease, except to the extent that the Net Cash Proceeds of any such transactions are applied in accordance with the provisions of subsection 2.4B(ii)(a).


6.9  SALE OR DISCOUNT OF RECEIVABLES.

          Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, notes, accounts receivable, contracts, leases or other receivables, other than pursuant to the Receivables Facilities.

6.10  TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

          Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any

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class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) customary fees paid to members of the Boards of Directors of Company and its Subsidiaries; or (iii) financial advisory arrangements for services rendered by Stonington or ML & Co. or any of its Affiliates to Company or any of its Subsidiaries; provided that such arrangements are no less favorable to Company and its Subsidiaries than those obtainable in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company.

6.11  DISPOSAL OF SUBSIDIARY STOCK.

          Except as permitted by subsection 6.7 and as contemplated by the Pledge Agreements, Company will not,

          (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity securities of (or warrants, rights or options to acquire shares or other equity securities of) any of its Consolidated Subsidiaries, except to qualify directors if required by applicable law; or

          (ii) permit any of its Consolidated Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other securities of (or warrants, rights or options to acquire shares or other securities of) such Subsidiary, except to Company, another Subsidiary of Company or to qualify directors if required by applicable law.

6.12 CONDUCT OF BUSINESS.

          Company will not and will not permit any of its Subsidiaries to engage in any business other than (i) the business engaged in by Company and its Subsidiaries on the date hereof as described in the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1994 and substantially similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.13 AMENDMENTS OF CERTAIN DOCUMENTS.

     A. Neither Company nor any of its Subsidiaries will (i) amend, waive or otherwise change the terms of any

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Subordinated Indebtedness, or make any payment consistent with an amendment, waiver or change thereto, without the consent of Requisite Lenders; provided that notwithstanding the foregoing Company may agree to amend any provisions of the Subordinated Indebtedness (a) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision of such Subordinated Indebtedness, (b) to comply with the Trust Indenture Act of 1939, or (c) to make modifications of a technical or clarifying nature which are no less favorable to the Lenders than the provisions of the Subordinated Indebtedness in effect on the Closing Date; or (ii) defease, or make any payments the effect of which is to defease (whether pursuant to the defeasance provisions of the Subordinated Indebtedness or otherwise and including without limitation any covenant defeasance), the Subordinated Indebtedness in whole or in part.

     B. Neither Company nor any of its Subsidiaries will amend, modify, waive or supplement or otherwise change any of the terms of the Receivables Facilities from those in effect on the Closing Date, in the case of the Existing Receivables Facility, or on the initial closing date for such Receivables Facilities, in the case of the Receivables Bridge Facility, the New Receivables Facility or the Alarm Services Contract Securitization Facility, without the prior written consent of Requisite Lenders if such amendment, modification, waiver, supplement or change would be less favorable to, or increase the obligations of, Company or any of its Subsidiaries or would confer additional rights on any other party to such agreement adverse to the Company or any of its Subsidiaries or would be adverse to the Lenders under this Agreement. Company agrees to deliver to Agent upon execution thereof copies of all program documents (other than any fee or expense letters) for the Receivables Bridge Facility and the New Receivables Facility and any amendments, modifications, waivers, supplements or changes thereto (without regard to whether the prior written consent of Requisite Lenders is required thereto).

     C. Neither Company nor any of its Subsidiaries will amend, modify, waive or supplement or otherwise change any of the terms of (i) Sections 5, 6 and 7 of the Existing Revolving Credit Agreement or any definition of any term used therein or (ii) Articles V, VI and VII of the Existing L/C Agreement or any definition of any term used therein, or amend any of the other covenants or provisions of the Existing Revolving Credit Agreement, the Existing L/C Agreement or any Collateral Document, as applicable, or enter into any other agreement (or amendment thereto) if the effect thereof is to impose any further affirmative or negative covenants or events of default on the Company or any of its Subsidiaries or to make more restrictive or burdensome with respect to the Company or any of its Subsidiaries

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

any affirmative or negative covenant or event of default contained therein, in either case without obtaining the prior written consent of the Requisite Lenders, provided that this subsection 6.13C shall not require the consent of the Requisite Lenders to any waiver or amendment of any term or provision of the Existing Revolving Credit Agreement or the Existing L/C Agreement if the effect of such waiver or amendment is to make any such term or provision less restrictive or burdensome on the Company or any of its Subsidiaries or to relieve the Company or any of its Subsidiaries from the burden of compliance with such term or provision or to waive the failure to comply with such term or provision.

     D. Neither Company nor any of its Subsidiaries will amend, modify, waive or supplement or otherwise change any of the terms of the Existing Revolving Credit Agreement or Existing L/C Agreement, as the case may be, or enter into any other agreement with the Company or any of its Subsidiaries that would have the effect of (i) shortening the maturity of or requiring the earlier payment of any principal of any loan or letter of credit reimbursement obligation, (ii) imposing any additional prepayment obligations on the Company with respect to the loans or letter of credit reimbursement obligations or (iii) changing the definition of "Required Banks" in the Existing L/C Agreement or "Requisite Lenders" in the Existing Revolving Credit Agreement, in each case without the prior written consent of the Requisite Lenders.

     E. Company agrees to deliver to Agent upon execution thereof any amendment, waiver or modification of the Existing Revolving Credit Agreement or the Existing L/C Agreement.

     F. Company agrees that at any time it is required to deliver an Officers' Certificate to Collateral Agent under Section 5(h) of the Intercreditor Agreement, that it will concurrently therewith deliver to Agent an Officers' Certificate certifying as to the absence of any Event of Default or any Potential Event of Default hereunder, and otherwise certifying that such release complies with the applicable provisions of the Pledge Agreements and subsection
6.7 or 6.11 of this Agreement.  If a release of collateral pursuant to such
Section 5(h) constitutes the release of all of the shares of stock of a Subsidiary in connection with the sale or other disposition of such shares, and the conditions for a release of the Liens of the Pledge Agreements are otherwise satisfied, the Collateral Agent shall also release the Subsidiary being sold or otherwise disposed of from all liability under the Loan Guaranty to which it is a party as provided for in the Intercreditor Agreement. Company shall not request any release of Collateral from the Liens created by the Pledge Agreements that is not permitted pursuant to subsection 6.7 or 6.11 of this Agreement without the

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

prior written consent of Requisite Lenders. Notwithstanding anything to the contrary contained in Section 9(f) of the Intercreditor Agreement, Section 19 of the Pledge Agreements, or any similar provision in other Loan Documents permitting the release of Collateral when the obligations under the Existing Revolving Credit Agreement and the Existing L/C Agreement have been paid in full, in no event may the Company or any Subsidiary terminate the Intercreditor Agreement, any Pledge Agreement or any other such Loan Document without the prior written consent of Requisite Lenders unless and until the Obligations have been indefeasibly paid in full and all commitments to extend credit under this Agreement terminated.

6.14 DESIGNATION OF SENIOR INDEBTEDNESS.

          The Company hereby designates the Indebtedness incurred under this Agreement as "Specified Senior Indebtedness" under the 9 1/8% Subordinated Note Indenture. Neither Company nor any of its Subsidiaries will, without obtaining the prior written consent of Requisite Lenders, enter into any agreements or instruments creating or evidencing Indebtedness if such agreements or instruments specifically designate such Indebtedness to be "Designated Senior Indebtedness" or "Specified Senior Indebtedness" under any of the Subordinated Indebtedness (or any comparable provision of any refinancing agreement entered into in respect thereof).

6.15 FISCAL YEAR.

          Company shall not change its Fiscal Year-end from December 31.


SECTION 7.     EVENTS OF DEFAULT

          If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur and be continuing:

7.1  FAILURE TO MAKE PAYMENTS WHEN DUE.

          Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

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

7.2  DEFAULT IN OTHER AGREEMENTS.

          (i) Failure of Company or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 7.1) in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or (b) any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contingent Obligations with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of $2,500,000 or more or any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or any Contingent Obligation in an individual principal amount of $2,500,000 or more or any Contingent Obligations with an aggregate principal amount of $5,000,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

7.3  BREACH OF CERTAIN COVENANTS.

          Failure of Company to perform or comply with any term or condition contained in subsection 2.5 or 5.2 or Section 6 of this Agreement; or

7.4  BREACH OF WARRANTY.

          Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5  OTHER DEFAULTS UNDER LOAN DOCUMENTS.

          Company or any other Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this
Section 7, and

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

such default shall not have been remedied or waived within 30 days after receipt by Company of notice from Agent or any Lender of such default; or

7.6  INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

          (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7  VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

          (i) Company or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any

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

action to approve any of the actions referred to in clause (i) above or this clause (ii); or


7.8  JUDGMENTS AND ATTACHMENTS.

          (i) Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $1,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Material Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or (ii) Company or any of its Material Subsidiaries shall settle or otherwise resolve any litigation or proceeding, and the aggregate liability in connection therewith, whether current or prospective, shall exceed $5,000,000, and in the case of clause (ii) such aggregate liability could reasonably be expected to result in a Material Adverse Effect; or

7.9  DISSOLUTION.

          Any order, judgment or decree shall be entered against Company or any of its Material Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10 EMPLOYEE BENEFIT PLANS.

          There shall occur one or more ERISA Events (determined without regard to any materiality standard in that definition) which individually or in the aggregate results in or might reasonably be expected to result in liability of a Loan Party or any of its ERISA Affiliates in excess of $10,000,000 (or $5,000,000 if as a result of such ERISA Event a Lien has been or is reasonably likely to be imposed) during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $30,000,000; or

7.11 INVALIDITY OF GUARANTIES.

          Any of the Loan Guaranties for any reason, other than the satisfaction in full of all Obligations and termination of this Agreement, ceases to be in full force and effect or is

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

declared to be null and void, or Company or any Borg-Warner Guarantor Subsidiary denies that it has any further liability under the Loan Guaranty to which it is party, or gives notice to such effect; or


7.12      FAILURE OF SECURITY.

          Any Pledge Agreement or any other Collateral Document shall, at any time, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Loan Party or the Collateral Agent shall not have or shall cease to have a valid and perfected first priority security interest in the Collateral (other than as the direct result of a breach by Agent of any obligation imposed on Agent under the Collateral Documents); or


7.13 CHANGE IN CONTROL.

          (i) A change shall occur in the Board of Directors of Company so that a majority of the Board of Directors of Company ceases to consist of the individuals who constituted the Board of Directors of Company on the Closing Date (or individuals whose election or nomination for election was approved by a vote of at least 75% of the directors then in office who either were directors on the Closing Date or whose election or nomination for election was previously so approved); or (ii) any Person or group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) other than ML & Co. and its Affiliates and members of Company's management on the Closing Date shall become or be the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Company on a fully diluted basis, unless ML & Co. and its Affiliates shall own and continue to so own a majority of such capital stock; or


7.14 RECEIVABLES FACILITIES.

          (i) Any condition or event shall occur under the Existing Receivables Facility that constitutes a Termination Event (as such term is defined in the Existing Receivables Facility as of the Closing Date), or any condition or event shall occur under any Receivable Facility the effect of which is the same as, or similar to, any such Termination Event; (ii) any condition or event shall occur under the Receivables Bridge Facility or the New Receivables Facility that constitutes an Early Amortization Event (as such term is defined in the Draft Information Memorandum with respect to the Receivables Bridge Facility or the New Receivables Facility as of the Closing Date) or an event or condition which, after notice or lapse of time or


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

both, would constitute an Early Amortization Event if that event or condition were not cured or removed within any applicable grace or cure period (a "UNMATURED EARLY AMORTIZATION EVENT"), or any condition or event shall occur under any Receivables Facility the effect of which is the same as, or similar to, any such Early Amortization Event or Unmatured Early Amortization Event;
(iii) any condition or event shall occur, or any breach or default by Company or any of its Subsidiaries shall occur, under any Receivables Facility if the effect of such condition, event, breach or default is to cause, or to permit any purchaser or other investor under any Receivables Facility to cause, upon the giving or receiving of notice, lapse of time, both or otherwise, any commitment to purchase receivables or to advance or invest funds for the purchase of receivables under any such Receivables Facility in whole or in part to be suspended or terminated or any principal repayment or amortization or accumulation period to commence prior to January 1, 1999 in the case of the Receivables Bridge Facility or the New Receivables Facility or prior to the scheduled commencement date for such repayment, amortization or accumulation as in effect on the initial closing date for such Receivables Facility in the case of the Alarm Services Contract Securitization Facility; (iv) Company or any of its Subsidiaries shall optionally redeem, retire, prepay, purchase for value or make any similar optional payment of the principal of, any Receivables Certificates (as defined in subsection 9.20) issued to finance the purchase of receivables under the Receivables Bridge Facility (excluding however the refinancing of the Receivables Bridge Facility with the proceeds of the New Receivables Facility) or the New Receivables Facility; or (v) Company shall fail to draw down on the Receivables Bridge Facility on or prior to November 30, 1995 to refinance the Existing Receivables Facility in its entirety, in the event that by November 30, 1995 (x) the Existing Receivables Facility is not extended pursuant to an extension agreement in form and substance satisfactory to Requisite Lenders or (y) the proceeds of the New Receivables Facility have not been utilized to refinance in full the Existing Receivables Facility; or


7.15 FAILURE TO REDEEM SENIOR NOTES.

          Failure of Company to redeem or repurchase all of its outstanding Senior Notes by April 1, 1996; or


7.16 EXISTING L/C AGREEMENT.

          Failure of Company to extend or replace the Existing L/C Agreement on or prior to December 31, 1998.

THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7(i), each of (a) the unpaid principal amount


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of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan shall thereupon terminate.

          Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 9.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended to benefit Company and do not grant Company the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


SECTION 8.   AGENT

8.1  APPOINTMENT.

          Bankers is hereby appointed Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agent and Lenders and Company shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under


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

this Agreement and other than as expressly provided for in subsection 2.1D(v), Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. Each Lender hereby acknowledges and agrees that Bankers is acting as Agent for the Lenders hereunder and is also acting as agent under the Existing Revolving Credit Agreement on behalf of the Existing Revolving Credit Agreement lenders and expressly consents to Bankers acting in such capacities.


8.2  POWERS; GENERAL IMMUNITY.

     A. DUTIES SPECIFIED. Each Lender irrevocably authorizes Agent to take such action on such Lender's behalf and to exercise such powers hereunder and under the other Loan Documents as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents and it may perform such duties by or through its agents or employees. Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

     B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent to Lenders or by or on behalf of Company to Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.


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     C.   EXCULPATORY PROVISIONS.  Neither Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Agent under or in connection with any of the Loan Documents except to the extent caused by Agent's gross negligence or willful misconduct. If Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders. Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders.

     D. AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.


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

8.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

          Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.


8.4  RIGHT TO INDEMNITY.

          Each Lender, in proportion to its Final Pro Rata Share, severally agrees to indemnify Agent, to the extent that Agent shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.


8.5  SUCCESSOR AGENT.

          Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


8.6  INTERCREDITOR AGREEMENT, LOAN GUARANTIES AND COLLATERAL DOCUMENTS.

          A. AUTHORIZATION OF AGENT. Each Lender hereby authorizes Agent to enter into the Intercreditor Agreement on behalf of and for the benefit of that Lender, and agrees to be bound by the terms of the Intercreditor Agreement; provided that Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Intercreditor Agreement without the prior consent of Requisite Lenders. Each Lender hereby authorizes the Collateral Agent to enter into the Loan Guaranties and the Collateral Documents and to take all action contemplated by the Intercreditor Agreement. Each Lender agrees that no Lender shall have any right individually to seek or to enforce any Loan Guaranty or to realize upon the security granted by any Collateral Documents, it being understood and agreed that such rights and remedies may be exercised by Collateral Agent for the benefit of Lenders and the parties to the Intercreditor Agreement upon the terms of the Loan Guaranties, the Collateral Documents and the Intercreditor Agreement. Each Lender hereby authorizes Collateral Agent to release Collateral as permitted or required under this Agreement, the Collateral Documents or the Intercreditor Agreement, and agrees that a certificate executed by Collateral Agent evidencing such release of Collateral shall be conclusive evidence of such release as to any third party.

          B. CONFLICT IN LOAN DOCUMENTS. If there is any conflict between this Agreement and any other Loan Document, except the Intercreditor Agreement, this Agreement and such other Loan Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control. If there is any conflict between the Intercreditor Agreement and any Loan Document, including this Agreement, the Intercreditor Agreement and such Loan Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Intercreditor Agreement shall prevail and control.


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

SECTION 9.     MISCELLANEOUS

9.1  ASSIGNMENTS AND PARTICIPATIONS IN LOANS.

     A. GENERAL. Subject to 9.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitment or the Loan made by it or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause
(i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Agent and recorded in the Register as provided in subsection 9.1B(ii). Except as otherwise provided in this subsection 9.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitment or the Loan or other Obligations owed to such Lender.

     B.   ASSIGNMENTS.

          (i) Amounts and Terms of Assignments. Each Commitment, Loan or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company and Agent or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as (i) shall constitute the aggregate amount of the Commitment, Loan and other Obligations of the assigning Lender or (ii) shall be approved by the Agent within thirty days of the Closing Date) to any other Eligible Assignee with the consent of Company and Agent (which consent of Company and Agent shall not be unreasonably withheld). To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitment, Loan or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of, in the case of assignments to a Lender or an Affiliate of a Lender, $1,500 and, in cases of an assignment to any other Eligible

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

     Assignee, $3,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Note to Agent for cancellation, and thereupon a new Note shall be issued to the assignee and to the assigning Lender, substantially in the form of Exhibit III annexed hereto, with appropriate insertions, to reflect the new Commitment and/or outstanding Loan, as the case may be, of the assignee and the assigning Lender.

          (ii) Acceptance by Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 9.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a), Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit VIII hereto and if Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 9.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof

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

     to Company. Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 9.1B(ii).

     C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation,
(iii) the release of the Liens held by Collateral Agent on behalf of Lenders with respect to all or substantially all of the Collateral or (iv) a reduction of the amount of any fees payable hereunder to the extent of such participation, and all amounts payable by Company hereunder (including without limitation amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 9.4 and 9.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

     D. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, any Lender may assign and pledge all or any portion of its Loan, the other Obligations owed to such Lender, and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 5.5.

9.2  EXPENSES.

          Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the

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Loan Documents; (ii) all the costs of furnishing all opinions by counsel for
Company (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Company; (iv) all other actual and reasonable costs and expenses incurred by Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; (v) all the actual and reasonable costs and expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Lenders, including filing and recording fees and expenses, and fees and expenses of counsel providing such opinions as Agent or any Lender may reasonably request; and (vi) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Agent and Lenders in enforcing any Obligations of or in collecting any payments due from Company hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

 9.3 INDEMNITY.

          In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend, indemnify, pay and hold harmless Agent and Lenders, and the officers, directors, employees, agents and affiliates of Agent and Lenders (collectively called the "INDEMNITEES") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any

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

federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including without limitation Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans or the statements contained in the commitment letter delivered by any Lender to Company with respect thereto (collectively called the "INDEMNIFIED LIABILITIES"); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

9.4  SET-OFF.

          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and the continuation of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to that Lender under this Agreement and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

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

9.5  RATABLE SHARING.

          Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.6  AMENDMENTS AND WAIVERS.

          No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which: increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; changes the definitions of Funding Percentages, Final Pro Rata Share or Funded Pro Rata Share; changes in any manner the definition of "Requisite Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly

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

requires the approval or concurrence of all Lenders; postpones the date of final maturity of the Loans; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; or changes in any manner the provisions contained in subsection 7.1 or this subsection 9.6, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders affected thereby; and provided further that any such amendment, modification, termination, waiver or consent which changes in any manner the provisions contained in subsection 2.4B(ii)(f) shall be effective only if evidenced by a writing signed by or on behalf of Lenders having or holding 90% of the sum of the aggregate Loan Exposure of all Lenders. In addition, no amendment, modification, termination or waiver of any provision of
Section 8 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Agent shall be effective without the written concurrence of Agent. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

9.7  INDEPENDENCE OF COVENANTS.

          All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8  NOTICES.

          Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that

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

notices to Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Agent.

9.9  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

          A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 9.2,
9.3 and 9.4 and the agreements of Lenders set forth in subsections 8.2C, 8.4 and
9.5 shall survive the payment of the Loans and the termination of this Agreement.

9.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

          No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11 MARSHALLING; PAYMENTS SET ASIDE.

          Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Agent or Lenders (or to Agent for the benefit of Lenders), or Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such

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

recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.12 SEVERABILITY.

          In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.13 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

          The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.14 HEADINGS.

          Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.15 APPLICABLE LAW.

          THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.16      SUCCESSORS AND ASSIGNS.

          This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns

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of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 9.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

9.17 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

          ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Company hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Company at its address provided in subsection 9.8, such service being hereby acknowledged by Company to be sufficient for personal jurisdiction in any action against Company in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against Company in the courts of any other jurisdiction.

9.18 WAIVER OF JURY TRIAL.

          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly

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and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.19 COUNTERPARTS; EFFECTIVENESS.

          This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by

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

Company and Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.20 CERTAIN RECEIVABLES FACILITIES INTERCREDITOR AGREEMENTS.

          By its execution of this Agreement, each Lender agrees, for the benefit of the holders from time to time of trade receivables backed certificates issued in connection with the Receivables Bridge Facility and the New Receivables Facility (the "Receivables Certificates") not to:

          (a) challenge the transfers of receivables and related assets from the sellers under such Receivables Facilities (the "Sellers") to BPS Financial Services, Inc. (the "Transferor"), whether on the grounds that such sales were disguised financings or fraudulent conveyances or otherwise, so long as such transfers are carried out in all material respects in accordance with the Purchase Agreement and the Pooling Agreement described (and as defined) in the Draft Information Memorandum or the Receivables Bridge Facility, as the case may be;

          (b) assert that the Transferor and any Seller should be substantively consolidated; or

          (c) institute or join any other Person in instituting any bankruptcy or other insolvency proceeding against the Transferor so long as any of the Receivables Certificates shall be outstanding or there shall not have lapsed one year plus one day since the last day on which any of the Receivables Certificates shall have been outstanding.



                  [Remainder of page intentionally left blank]

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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


          COMPANY:

                         BORG-WARNER SECURITY CORPORATION


                         By:     Timothy M. Wood
                             ------------------------------------

                         Title:     Vice President
                                ---------------------------------


                         Notice Address:

                              Borg-Warner Security Corporation
                              200 South Michigan Avenue
                              Chicago, Illinois  60604
                              Attention: Chief Financial Officer



          LENDERS:

                         BANKERS TRUST COMPANY,
                         individually and as Agent


                         By:     Mary Jo Jolly
                             ------------------------------------

                         Title:     Assistant Vice President
                                ---------------------------------


                         Notice Address:

                              Bankers Trust Company
                              One Bankers Trust Plaza
                              130 Liberty Street
                              New York, New York  10006
                              Attention:  Ariana Boer


                         with a copy to:

                              Bankers Trust Company
                              300 South Grand Avenue
                              41st Floor
                              Los Angeles, California  90071
                              Attention:  Cristie Sheffield

                         CIBC INC.


                         By:     John W. Kunkle
                               ----------------
                         Title:  Vice President
                               ----------------


                         Notice Address:

                              200 W. Madison
                              Suite 2300
                              Chicago, IL  60606
                              Attention:  John Kunkle

                         THE LONG-TERM CREDIT BANK OF JAPAN, LTD.


                         By:      Brady S. Sadek
                                ----------------
                         Title: Vice President & Deputy General
                                Manager


                         Notice Address:

                              190 South LaSalle Street
                              Suite 800
                              Chicago, IL  60603
                              Attention:  Ken Loveless

                         NATIONSBANK, N.A.,
                         individually and as Documentation Agent


                         By:      Percy Berger
                                --------------
                         Title:  Senior Vice President
                                -----------------------


                         Notice Address:

                              233 South Wacker Drive
                              Suite 2800
                              Chicago, IL  60606
                              Attention:  Carter Smith

                                  TORONTO DOMINION (TEXAS), INC.


                                  By: Diane Bailey
                                      -----------------
                                  Title: Vice President
                                         --------------

                                  Notice Address:

                                       Diane Bailey
                                       909 Fannin, Suite 1700
                                       Houston, Texas  77010
                                       Tel:  (713) 653-8250
                                       Fax:  (713) 951-9921

                                  CAISSE NATIONALE DE CREDIT AGRICOLE

                                  By: Dean Balice
                                      -----------
                                  Title: Senior Vice President & Branch
                                         Manager

                                  Notice Address:

                                       55 E. Monroe Street
                                       Suite 4700
                                       Chicago, IL 60603
                                       Attention:  Lynn Rosinsky
                                       Phone: (312) 917-7449
                                       FAX:   (312) 372-2830

                                  THE FUJI BANK, LIMITED

                                  By: Peter L. Chinnici
                                      ------------------------
                                  Title: Joint General Manager
                                         ---------------------

                                  Notice Address:

                                       225 West Wacker Drive
                                       Suite 2000
                                       Chicago, Illinois  60606
                                       Attention:  Mark McCracken
                                       Tel: (312) 621-0500
                                       Fax: (312) 621-0539

                                  BANK OF HAWAII


                                  By: Donna R. Parker
                                      ---------------------------
                                  Title: Assistant Vice President
                                         ------------------------

                                  Notice Address:

                                       130 Merchant Street
                                       20th Floor
                                       Honolulu, Hawaii 96813
                                       Attention:  Donna Parker

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